Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197518

Information contained in this preliminary prospectus supplement is subject to completion or amendment. This preliminary prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROSPECTUS SUPPLEMENT

SUBJECT TO COMPLETION, DATED AUGUST 13, 2014

(To Prospectus dated July 30, 2014)

                                 Depositary Shares

Global Ship Lease, Inc.

Each representing 1/100th of One Share of

    % Series B Cumulative Redeemable Perpetual Preferred Shares

(Liquidation Preference: $25.00 per Depositary Share)

Global Ship Lease, Inc., a Marshall Islands company (the “Issuer”, “we” or “us”) is offering                  Depositary Shares (the “Depositary Shares”), each of which represents 1/100th of one share of our     % Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, with a liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) (the “Series B Preferred Shares”). The Series B Preferred Shares represented by the Depositary Shares will be deposited with Computershare Inc. and Computershare Trust Company, N.A., as applicable, as depositary. As a holder of a Depositary Share, you will be entitled, through the depositary and subject to the terms of the deposit agreement we will enter into with the depositary (the “Deposit Agreement”), to proportional rights and preferences as if you held 1/100th of one share of our Series B Preferred Shares.

Dividends on the Series B Preferred Shares are cumulative from the date of original issue and will be payable quarterly in arrears on the 1st day of January, April, July and October of each year, when, as and if declared by our board of directors. The initial dividend on the Series B Preferred Shares offered hereby will be payable on October 1, 2014 in an amount equal to $         per share (equivalent to $         per Depositary Share). Dividends will be payable out of amounts legally available therefor at a rate equal to     % per annum of the stated liquidation preference.

At any time on or after                     , 2019 or within 180 days after the occurrence of a fundamental change, the Series B Preferred Shares may be redeemed (and the Depositary Shares can be caused to the redeemed), in whole or in part, out of amounts legally available therefor, at a redemption price of $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.

We intend to apply to have the Depositary Shares listed on the New York Stock Exchange (the “NYSE”) under the symbol “GSLPrB.” If the application is approved, trading in the Depositary Shares on the NYSE is expected to begin within 30 days after the original issue date of the Depositary Shares. The Series B Preferred Shares represented by the Depositary Shares will not be listed and we do not expect that there will be any other trading market for the Series B Preferred Shares except as represented by the Depositary Shares. Currently, there is no public market for the Depositary Shares or the Series B Preferred Shares.

We have granted the underwriters an option to purchase up to an additional                  Depositary Shares within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

Investing in the Depositary Shares or the Series B Preferred Shares involves risks that are described in the “Risk Factors” section beginning on page S-13 of this prospectus supplement and page 3 of our Annual Report on Form 20-F for the year ended December 31, 2013 (“2013 Form 20-F”) and incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to Global Ship Lease, Inc. (before expenses)(2)	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”
(2)	If the underwriters exercise their over-allotment option in full, the total underwriting discount payable by us will be $ , and total proceeds to us before expenses will be $ .

The Depositary Shares will be ready for delivery in book-entry form only through The Depository Trust Company on or about                     , 2014, which is the fifth business day following the date of this prospectus supplement. See “Underwriting.”

Morgan Stanley

Ladenburg Thalmann	National Securities Corporation

                    , 2014

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, our Depositary Shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find Additional Information” before investing in our Depositary Shares.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts presented in, United States dollars and financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus supplement contains our trademarks, service marks and trade names, including our proprietary logos and the domain name for our website, and also contains the trademarks, service marks and trade names of other companies.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and any underwriters have not, authorized anyone to provide you with information other than as set forth in this prospectus supplement and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our Depositary Shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our Depositary Shares.

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INDUSTRY AND OTHER DATA

This prospectus supplement includes estimates regarding market and industry data and forecasts, which are based on publicly available information, reports from government agencies, reports by market research firms, and our own estimates based on our management’s knowledge of and experience in the markets and businesses in which we operate. We believe these estimates to be reasonable based on the information available to us as at the date of this prospectus supplement. However, we have not independently verified market and industry data from third-party sources. This information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, market conditions, customer preferences and the competitive landscape can and do change significantly. In many cases, we have given estimates and made statements in this prospectus supplement regarding our industry and position in the industry based on our experience and our own investigation of market conditions, which are based on a number of assumptions. We cannot assure you that any of these assumptions are accurate or correctly reflect our position in the industry, and none of our internal surveys, information or estimates has been verified by any independent sources. As a result, you should be aware that the market and industry data included in this prospectus supplement, and our estimates and beliefs based on such data, may not be reliable. Neither we nor the underwriters make any representations as to the accuracy of such industry and market data.

This prospectus supplement includes information with respect to CMA CGM S.A. (“CMA CGM”), which we have derived from publicly available sources. The information relating to CMA CGM has not been prepared in connection with this offering. CMA CGM has not participated in the preparation of this prospectus supplement, nor has it verified the information included in this prospectus supplement or confirmed its accuracy. CMA CGM is a privately held company and is not subject to information reporting requirements comparable to those to which we are subject. Neither we nor the underwriters have made any investigation with respect to the information relating to CMA CGM, other than to verify its consistency with publicly available information, and neither we nor the underwriters accept any responsibility with respect to the accuracy or completeness of any such information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.

Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus supplement include, but are not limited to, statements regarding our disclosure concerning our operations, cash flows, financial position, dividend policy and likelihood of success in acquiring additional vessels to expand our business.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus supplement. The risks described under “Risk Factors” are not exhaustive. Other sections of this prospectus

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supplement describe additional factors that could adversely affect our results of operations, financial condition, liquidity and the development of the industries in which we operate. New risks can emerge from time to time, and it is not possible for us to predict all such risks, nor can we assess the impact of all such risks on our business or the extent to which any risks, or combination of risks and other factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as at the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

GLOSSARY OF SHIPPING TERMS

Unless otherwise stated, references to the following terms have the following meaning as used in this prospectus supplement:

Bareboat charter. A charter of a ship under which the ship-owner is usually paid a fixed amount of charterhire for a certain period of time during which the charterer is responsible for all ship operating expenses, including expenses for crewing, lubricating oil, insurance, maintenance and dry-dockings, and for all voyage expenses such as bunker fuel. A bareboat charter is also known as a “demise charter” or a time charter by demise”.

Capacity. The nominal carrying capacity of the ship, measured in TEU.

Charter. The hire of a ship for a specified period of time or a particular voyage to carry a cargo from a loading port to a discharging port.

Charterer. The party that hires a ship for a period of time or for a voyage.

Charter owner. A company that owns containerships and charters out its ships to container shipping companies rather than operating the ships for liner services; also known as ship-owner or lessor.

Charter rate. The rate charged by a Charter owner normally as a daily rate for the use of its containerships by a charterer. Charter rates can be on a time charter or bareboat charter basis.

Container shipping company. A shipping company operating liner services using owned or chartered ships with fixed port of call schedules. Also known as a carrier, liner company or an operator.

Drydocking. Placing the ship in a drydock in order to check and repair areas and parts below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications are issued. Under Classification Society rules, drydockings for containerships are generally required once every three to five years or after an accident resulting in under-water damage.

Geared. Self-sustained vessels, which are able to load and discharge containers with their own onboard cranes.

Idle days. If a vessel is not under charter, it is considered “idle”. Idle days thus refer to the period of time that a vessel is without commercial employment.

KG. Kommanditgesellschaft, a closed end fund construct broadly analogous to a limited partnership. It has been employed as an investment vehicle for high net worth individuals (primarily German) in various types of assets, including shipping assets.

Newbuilding. A ship on order, under construction or just delivered.

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Off-hire. The period in which a ship is not available for service under a charter and, accordingly, the charterer generally is not required to pay the hire. Off-hire periods can include days spent on repairs, drydocking and surveys, whether or not scheduled.

Ship management. The provision of shore-based ship management services related to crewing, technical and safety management and the compliance with all government, flag state, class certification and international rules and regulations.

Spot market. The market for immediate chartering of a ship, usually for single voyages or for short periods of time, up to 12 months.

Term charter. The charter of a ship for a duration longer than that typically associated with the Spot Market; hence charters in excess of 12 months may be referred to as “term charters”.

TEU. 20-foot equivalent units, the international standard measure for containers and containership capacity.

Time charter. A charter under which the ship-owner hires out a ship for a specified period of time. The ship-owner is responsible for providing the crew and paying vessel operating expenses while the charterer is responsible for paying the voyage expenses such as fuel and additional voyage insurance. The ship-owner is paid charterhire, which accrues on a daily basis.

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PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the Depositary Shares and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” beginning on page S-13 of this prospectus supplement, on page 3 of the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2013, incorporated by reference herein. In addition, certain statements included below contain forward-looking information that involves risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements.”

References to “the company,” “we,” “us” or “our” refers to Global Ship Lease, Inc. individually or together with its consolidated subsidiaries, as the context requires; “CMA CGM” refers to CMA CGM S.A., our principal charterer and largest shareholder, and “Ship Manager” refers to CMA Ships, a wholly-owned subsidiary of CMA CGM and our current ship manager. Unless otherwise stated, the data related to our fleet including, without limitation, the number of our owned vessels, and their capacity in TEU reflected in this prospectus supplement is as at June 30, 2014.

Our Company

We are a containership lessor with a fleet of 17 high-quality containerships, which we charter out under fixed-rate and primarily long term charters, generating stable revenues and predictable cash flows. The vessels range in size from 2,207 TEU to 11,040 TEU, with an aggregate capacity of 66,349 TEU. Our fleet is fully chartered, with outstanding terms, as at June 30, 2014, ranging from four months to eleven years. All but two of our vessels are on time charter to CMA CGM. Our other two vessels are time chartered to Sea Consortium Pte Limited (“Sea Consortium”), doing business as X-Press Feeders; these are the only two charters expiring before September 2017. As at June 30, 2014, the remaining charter terms represented approximately $900 million of contracted future revenue, before any allowance for offhire and scheduled drydockings. Excluding the two vessels on short term time charter to Sea Consortium (representing 4% of operating revenues for the year ended December 31, 2013), the remaining time charters have a TEU weighted average remaining charter term of 7.3 years, as at June 30, 2014. As at June 30, 2014, coverage as a percentage of days in each year is 97.7% for the second half of 2014, 90.0% for 2015, 88.2% for 2016, 87.2% for 2017, 64.7% for 2018 and 63.5% for 2019. As at June 30, 2014, the vessels have a TEU weighted average age of 10.3 years, representing approximately one third of their currently estimated useful life of 30 years.

We intend to grow our business through opportunistic vessel acquisitions to be employed on fixed-rate charters, which may include bareboat charters in addition to timecharters, as market conditions allow. We believe that the current downturn in the container shipping cycle and depressed vessel values present a good opportunity for us to grow and enhance our cash flow by acquiring containerships at attractive prices.

We believe that our business model of outsourcing the day-to-day technical management of our fleet is highly scalable and gives us the flexibility to cater to our charterer’s and potential charterers’ preferences while maintaining low overhead expenses and allowing us to benefit from the purchasing economies of scale of our ship managers. Currently, our fleet is managed by CMA Ships, an affiliate of CMA CGM, under industry standard ship management agreements.

Our contracted revenue stream and largely predictable operating costs generate stable and predictable cash flows while our low cost structure enables us to achieve high operating margins. For the year ended December 31, 2013, we generated operating revenues of $143.2 million and net income of $32.5 million. For the six months ended June 30, 2014, we generated operating revenues of $67.5 million and net loss of $0.4 million, which includes $1.9 million of unrealized gain on interest rate derivatives and $3.0 million of accelerated amortization of deferred financing charges.

Our principal charterer and 45% owner, CMA CGM, is a leading provider of global container shipping services and the third largest container shipping company in the world measured by fleet capacity. As at December 31, 2013, their fleet had a total capacity of 1.6 million TEU and comprised 428 vessels, of which 347 or 81% were chartered in. For the year ended December 31, 2013, CMA CGM transported approximately 11.4 million TEU on 170 routes on behalf of its customers. In recent years, the operating margins of CMA CGM have been among the strongest reported in the industry. In 2013, it generated revenue of $15.9 billion and EBITDA of $756 million. The current corporate rating of CMA CGM is B+ with stable outlook by Standard & Poor’s Ratings Services and B2 by Moody’s Investors Service, Inc. As a result of the overall downturn in the container shipping industry commencing in late 2008 triggered by the global economic crisis, CMA CGM undertook, and has successfully completed, a financial restructuring. In the last three years, CMA CGM has placed $475 million senior notes and €925 million senior notes in the public debt markets, has issued $600 million of bonds redeemable for shares in two tranches to the international family-run holding company Yildrim Group, and obtained an investment of $150 million in bonds redeemable for shares from the French government agency, Fonds Stratégique d’Investissement. During this period, CMA CGM has fulfilled its charter obligations to us as per the originally agreed contractual terms.

Our Fleet

As at June 30, 2014, our fleet consisted of 17 containerships, of which eight are geared, with an aggregate capacity of 66,349 TEU and a weighted average age by TEU capacity of 10.3 years. All of our vessels were acquired from CMA CGM or its subsidiaries between December 2007 and August 2009.

The table below provides information about our current fleet. All but two of the vessels are on charter to CMA CGM:

Vessel Name	Capacity in TEU	Lightweight (tons)	Year Built	Purchase by GSL	Remaining Charter Term(1) (years)	Earliest Charter Expiry Date(1)	Daily Charter Rate (in U.S. dollars)
Ville d’Orion(2)	4,113	15,904	1997	Dec 2007	—	—	—
Ville d’Aquarius	4,113	15,887	1996	Dec 2007	0.3	Oct 4, 2014	7,490
CMA CGM Matisse(G)	2,262	11,676	1999	Dec 2007	5.5	Sept 21, 2019	15,300
CMA CGM Utrillo(G)	2,262	11,676	1999	Dec 2007	5.5	Sept 12, 2019	15,300
Delmas Keta(G)	2,207	11,731	2003	Dec 2007	3.5	Sept 20, 2017	18,465
Julie Delmas(G)	2,207	11,731	2002	Dec 2007	3.4	Sept 11, 2017	18,465	(3)
Kumasi(G)	2,207	11,731	2002	Dec 2007	3.5	Sept 21, 2017	18,465
Marie Delmas(G)	2,207	11,731	2002	Dec 2007	3.5	Sept 14, 2017	18,465
CMA CGM La Tour(G)	2,272	11,742	2001	Dec 2007	5.5	Sept 20, 2019	15,300
CMA CGM Manet(G)	2,272	11,742	2001	Dec 2007	5.4	Sept 7, 2019	15,300
CMA CGM Alcazar	5,089	20,087	2007	Jan 2008	6.6	Oct 18, 2020	33,750
CMA CGM Château d’If	5,089	20,100	2007	Jan 2008	6.5	Oct 11, 2020	33,750
CMA CGM Thalassa	11,040	38,577	2008	Dec 2008	11.5	Oct 1, 2025	47,200
CMA CGM Jamaica	4,298	17,272	2006	Dec 2008	8.5	Sept 17, 2022	25,350
CMA CGM Sambhar	4,045	17,355	2006	Dec 2008	8.5	Sept 16, 2022	25,350
CMA CGM America	4,045	17,355	2006	Dec 2008	8.5	Sept 19, 2022	25,350
CMA CGM Berlioz	6,621	26,776	2001	Aug 2009	7.2	May 28, 2021	34,000

Total	66,349	283,073

(1)	As at June 30, 2014. Plus or minus 90 days at charterer’s option, except Ville d’Aquarius, which is plus or minus 30 days at charterer’s option.
(2)	A new charter for Ville d’Orion was agreed on July 17, 2014 to Sea Consortium for six to 12 months, at charterer’s option and at a rate of $8,000 per day.
(3)	A reduced daily rate of $10,000 per day applied from February 9, 2014 to July 14, 2014 due to a damaged crane reducing the vessel’s operating capability. The damage was fully repaired on July 14, 2014 and the charter rate reverted to $18,465 per day.
(G)	Indicates geared vessel.

Competitive Strengths

We believe that we possess a number of strengths that allow us to maintain a competitive position and capitalize on the grown opportunities in the shipping industry, including the following:

•	Stable and visible cash flows based on fixed-rate charters with staggered expirations. All 17 vessels in our existing fleet are on fixed-rate time charters, 15 with CMA CGM. As at June 30, 2014, the 15 time charters with CMA CGM had minimum remaining terms ranging from 3.3 years to 11.5 years, with a TEU weighted average remaining charter term of 7.3 years. The two other vessels are chartered to Sea Consortium with earliest expiries of early October 2014 and mid-January 2015. As a result, our revenues have long-term stability and are largely protected from the volatility of the spot market and short-term charter rates. In addition, we believe that the staggered expirations of our charters reduce our exposure to volatility in the re-charter market. As at June 30, 2014, we had approximately $900 million of contracted future revenue, before offhire and drydockings, under the existing time charters, with such charters covering 97.7% of available days in the second half of 2014, 90.0% of available days in 2015, 88.2% of available days in 2016, 87.2% of available days in 2017, 64.7% of available days in 2018 and 63.5 % of available days in 2019 based on expiration at the midpoint of the redelivery range.

•	High-quality, diverse and versatile fleet. We own a high-quality, well maintained fleet of 17 vessels, which we believe benefits us in a number of ways, offering high utilization, lower operating costs and a safer working environment for our crews, providing a competitive advantage in securing future employment for our vessels. Excluding planned drydocking and idle days, the fleet utilization averaged 99.7 % for the period from January 1, 2008 to June 30, 2014. In addition, the diversity of our existing fleet, which comprises vessels ranging in capacity from 2,207 TEU to 11,040 TEU and includes eight geared vessels, enables our vessels to operate on different trading routes and, consequently, offers increased flexibility in the recharter market. Our geared vessels, by virtue of their ability to load and discharge containers with their own onboard cranes, are able to operate in growing trades serving emerging markets where port infrastructure is less developed. We believe that such vessels are under-represented in the industry-wide global fleet and order-book, enhancing the prospects for re-chartering at the expiry of their present charters; four of which expire in September 2017 at the earliest and the remaining four of which expire in September 2019 at the earliest.

•	Strong relationship with CMA CGM. CMA CGM, which operated 428 vessels as of December 31, 2013, of which 347, or 81%, were chartered in, is the world’s third-largest container shipping company measured by fleet capacity. In recent years, its operating margins have been among the strongest reported in the industry. As our largest shareholder, with a 45% ownership interest in us, principal charterer and the parent of our ship manager, CMA CGM has an ongoing interest in our continued success. We believe their strategic investment in us underpins our business relationship. Additionally, we benefit from CMA Ships’ extensive experience and purchasing economies of scale as ship manager for CMA CGM’s large fleet.

•	Outsourced ship management allows low cost, flexible operations. We have contracted the routine day-to-day technical management of our current fleet to reputable and experienced third party ship managers, currently CMA Ships. This allows us to be immediately scalable. While we have no intention of changing the current ship management arrangements, we may select different ship managers for any vessels we acquire in the future. The flexibility we have in appointing ship managers allows us to cater to the ship management preferences of our charterers. We also benefit from the purchasing economies of scale and the expertise of third party ship managers, thereby lowering our operating costs. Additionally, we avoid the costs of building and maintaining our own ship management function. Furthermore, we believe that contracting with third party service providers enhances risk management and facilitates benchmarking of costs and best practices.

•	Financial strength and flexibility. As a publicly listed company with a business model primarily oriented towards providing long-term charters to reputable counterparties, we can potentially access both the public and private equity and debt capital markets on a recurrent basis, while maintaining our conservative balance sheet. In a capital-constrained environment, we believe that our listed status is an advantage in competing with other charter owners, which are predominantly privately held and do not have access to such diverse sources of capital. Access to capital is particularly important in the container ship leasing industry given the challenges that have been faced for the last few years in Germany, where the KG scheme, which has traditionally been a major source of finance for the container shipping sector has become significantly constrained.

•	Experienced management team. Supported by our well qualified board of directors, our senior management has a proven track record of effectively managing container shipping and containership leasing businesses, fleet investment programs, U.S. listed companies and public and private capital raises. They are experienced in managing through the cycle and have approximately 100 years of cumulative experience in the shipping industry, with a focus on asset finance, and have long-term relationships with many companies and individuals in the container shipping industry and associated banking and financial sectors. We believe that we will be able to continue to capitalize on this experience and these relationships to identify future acquisitions and charter opportunities and expand our customer base.

Business Strategy

We seek to generate predictable and growing cash flows though the following business strategies:

•	Generate stable cash flows by focusing on fixed-rate term charters. We seek to enter into fixed-rate charters with reputable container shipping companies, which provide us with stable and predictable future revenues and reduce our exposure to the volatility of the spot charter market. However, from time to time, contingent on prevailing market conditions, we may assess shorter term fixtures to be in our better interests. We believe that container shipping companies have a continuing need to develop their operating fleets. We believe that increasing costs of investment in ever larger tonnage, to drive economies of scale, combined with the capital constrained environment caused by the global economic crisis, will continue to drive container shipping companies to increasingly look to lease vessels provided by charter owners on charters rather than directly acquiring additional vessels. We believe that our expertise and focus on competitively priced charters will position us well to secure additional business.

•

Opportunistic acquisition of vessels at the bottom of the cycle. We believe that attractive, counter-cyclical investment opportunities are currently available in the market. These may include both structured sale and leaseback transactions with liner companies and the acquisition of selected vessels, priced at cyclical lows, in the sale and purchase market. We believe sale and leaseback transactions will be immediately accretive to cash flows. We anticipate that vessels sourced from the sale and purchase market may be less strongly accretive to cash flows in the near term, but will offer compelling return prospects in the medium term. We will seek to acquire vessels that are already employed on charters or that can be so employed immediately on purchase, as market conditions will allow. We may invest in newbuildings and may also seek to diversify our asset base by acquiring containers and other container shipping-related assets if an attractive investment opportunity presents itself in the future.

•	Expand customer relationships. We intend to add additional container shipping companies as charterers and diversify our counterparty exposure, while selecting counterparties with an established presence in the industry. As container shipping companies continue to increase their use of chartered-in vessels, rather than directly purchase new vessels, to add capacity to their existing trade routes or establish new trade routes, we believe the long-term relationships that our management team has with leading container shipping companies and ship brokers will enhance our ability to secure new customers and diversify our revenue base.

•	Maintain a diverse containership fleet of quality vessels. We believe that our ability to maintain and increase our charterer base will depend largely on the quality and diversity of our containership fleet and the efficiency of our operations and low cost of capital which allows us to price charters competitively. We believe that owning a well maintained fleet leads to increased utilization, reduces operating costs, improves safety and provides us with a competitive advantage in securing future employment for our vessels when our existing charters expire. We also believe the different sizes of the vessels in our fleet, and the fact that nearly half are geared, thereby allowing access to a larger number of ports that are not equipped to receive gearless vessels, will be attractive to container shipping companies, allowing them to consider our vessels for deployment on a number of trade routes.

•	Continue to provide a cost effective, full-service offering to container liner customers. We can provide vessels under both full service time charters and bareboat charters, allowing liner companies to manage their balance sheets and free up capital and management resources for uses other than growing their owned fleets. We believe this is, and will continue to be, a valuable service to charterers. According to Maritime Strategies International Ltd., the chartered fleet as a percentage of the total containership fleet operated by the top 25 liner companies as at December 31, 2013 was 50% by TEU capacity. Further, we believe that our ability to cater to our customers by selecting a ship manager that best serves their needs will further enhance the attractiveness of our service offering.

Corporate Information

We were formed in 2007 to purchase and charter back containerships then owned by or with purchase options in favor of CMA CGM. On March 21, 2008, we entered into a merger agreement pursuant to which Marathon Acquisition Corp. (“Marathon”) and Global Ship Lease, Inc., then a subsidiary of CMA CGM, agreed to merge in two steps with Marathon and GSL Holdings, Inc. (“GSL Holdings”), its wholly-owned Marshall Islands subsidiary, with GSL Holdings (to be renamed Global Ship Lease, Inc.) continuing as the surviving company (collectively, the “Merger”). On August 14, 2008, the Merger was consummated. Our Class A common shares commenced trading on the New York Stock Exchange under the symbol “GSL” on August 15, 2008. As a result of the Merger, CMA CGM holds approximately 45% of our outstanding common shares.

We maintain our principal executive office at Portland House, Stag Place, London SW1E 5RS, United Kingdom. Our telephone number at that address is 44 (0) 20 7869 8006. Our website address is www.globalshiplease.com. The information on our website is not incorporated by reference in, and is not part of, this prospectus.

THE OFFERING

The summary below describes the principal terms of the Depositary Shares and the Series B Preferred Shares. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Series B Preferred Shares and Depositary Shares” section of this prospectus supplement contains more detailed descriptions of the terms and conditions of the Depositary Shares and the Series B Preferred Shares.

Issuer:	Global Ship Lease, Inc.

Securities Offered:	Depositary Shares, each representing 1/100th of one share of our % Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, with a liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share), plus up to an additional Depositary Shares if the underwriters exercise their over-allotment option to purchase additional Depositary Shares in full. We reserve the right to issue additional Depositary Shares or shares of Series B Preferred Shares through public or private sales at any time.

Dividends:	Dividends on the Series B Preferred Shares will accrue and be cumulative from the date that the Series B Preferred Shares are originally issued and will be payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose.

Dividend Rate:	The dividend rate for the Series B Preferred Shares will be % per annum per $2,500.00 of liquidation preference per share of Series B Preferred Shares (equivalent to $25.00 per Depositary Share). The dividend rate is subject to increase in the limited circumstances described below under “Voting Rights.”

Payment of Dividends:

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any Parity Securities through the most recent respective dividend payment dates.

Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than five days, before such payment date. Holders of the Series B Preferred Shares will not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.

Ranking:	The Series B Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series B Preferred Shares will rank:

• senior to our common stock and to each other class or series of capital stock established after the original issue date of the

Series B Preferred Shares that is not expressly made senior to or on parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Securities”);

•       pari passu with the Series A Preferred Shares, all of which we intend to repurchase with a portion of the net proceeds of this offering, and any class or series of capital stock established after the original issue date of the Series B Preferred Shares with terms expressly providing that such class or series ranks on a parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Securities”);

•       and junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and each other class or series of capital stock expressly made senior to the Series B Preferred shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Securities”).

Optional Redemption:

At any time on or after                     , 2019, we may redeem, at our option, the Series B Preferred Shares at a redemption price in cash equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption would be effected only out of funds legally available for such purpose. In addition, within 180 days after the occurrence of a “fundamental change,” we may redeem, at our option, in whole or from time to time in part, the Series B Preferred Shares at a redemption price in cash equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption would be effected only out of funds legally available for such purpose. A “fundamental change” means an event that shall be deemed to have occurred at the time after the date hereof when our common stock ceases to be listed or admitted for trading for any reason (including a reason wholly in our control) on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

Voting Rights:

Holders of the Series B Preferred Shares and Depositary Shares generally have no voting rights. However, if and whenever dividends payable on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series B Preferred Shares (voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. The right of such holders of Series B Preferred Shares to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the Series B Preferred Shares have been paid in full.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our articles of incorporation that would materially and adversely alter the preferences, powers or rights of the Series B Preferred Shares.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not create or issue any Senior Securities.

No vote or consent of Series B Preferred Shareholders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any common stock or other Junior Securities or (iii) except as expressly provided above, the authorization or issuance of any of our preferred shares.

Each record holder of Depositary Shares may instruct the Depositary to vote the amount of Series B Preferred Shares represented by the holder’s Depositary Shares.

Liquidation or Dissolution:	In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series B Preferred Shares will have the right to receive the liquidation preference of $2,500.00 per share of Series B Preferred Shares (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our common stock or any other Junior Securities. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of us with or into any other entity, individually or in a series of transactions, will be deemed to be a liquidation, dissolution or winding up of our affairs.

Conversion; Exchange and Preemptive Rights:	The Series B Preferred Shares will not have any conversion or exchange rights or be subject to preemptive rights.

Sinking Fund:	The Series B Preferred Shares will not be subject to any sinking fund requirements.

Use of Proceeds:	We estimate that we will receive net proceeds of approximately $ million from this offering, or approximately $ million if the underwriters’ over-allotment option is exercised in full, in each case after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use a portion of the net proceeds from this offering to repurchase all of our outstanding Series A Preferred Shares at a discount to their liquidation value. We intend to use any remaining net proceeds for general corporate purposes.

Listing:	We intend to apply to have the Depositary Shares listed on the NYSE under the symbol “GSLPrB.” If the application is approved, trading in the Depositary Shares on the NYSE is expected to begin within 30 days after the original issue date of the Depositary Shares. The Series B Preferred Shares represented by the Depositary Shares will not be listed and we do not expect that there will be any other trading market for the Series B Preferred Shares except as represented by the Depositary Shares. Currently, there is no public market for the Depositary Shares or the Series B Preferred Shares.

Form:	The Depositary Shares initially will be evidenced by a global depositary receipt, and the Depositary Shares will be delivered through the book-entry settlement system of The Depository Trust Company (“DTC”).

Risk Factors:	An investment in the Depositary Shares and our Series B Preferred Shares involves risks. You should consider carefully all of the information set forth in the section entitled “Risk Factors” beginning on page S-13 of this prospectus supplement and on page 3 of our 2013 Form 20-F to determine whether an investment in the Depositary Shares and our Series B Preferred Shares is appropriate for you.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL AND OTHER DATA

The following table presents summary consolidated financial and other data of Global Ship Lease, Inc. for each of the three years in the three-year period ended December 31, 2013 and for the six months ended June 30, 2014 and June 30, 2013.

The summary consolidated historical financial data as at December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 have been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus. The summary consolidated historical financial data as at December 31, 2011 has been derived from our audited consolidated financial statements, which are not incorporated by reference in this prospectus supplement.

The summary consolidated financial data for the six months ended June 30, 2014 and 2013 and as of June 30, 2014 and 2013, is derived from our interim unaudited consolidated financial statements incorporated by reference in this prospectus. The results of operations for the six months ended June 30, 2014 may not be indicative of the results that may be expected for the entire year ending December 31, 2014.

Certain financial information has been rounded, and, as a result, certain totals shown in this prospectus supplement may not equal the arithmetic sum of the figures that should otherwise aggregate to those totals.

The summary consolidated historical financial and other data below are not necessarily indicative of our future results of operations or financial condition.

You should read the information set out below in conjunction with our consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement.

	Six Months ended June 30,		Years ended December 31,
	2014	2013	2013	2012	2011
	(in millions of U.S. dollars)
Statement of Income
Operating Revenue
Time charter revenue	$67.5	$71.1	$143.2	$153.2	$156.3
Operating expenses:
Vessel expenses	(23.7)	(23.2)	(46.0)	(45.6)	(45.5)
Depreciation	(20.1)	(20.2)	(40.4)	(40.3)	(40.1)
General and administrative expenses	(3.4)	(3.1)	(6.0)	(5.8)	(7.4)
Impairment charge(1)	—	—	—	—	(13.6)
Other operating income	0.2	0.2	0.4	0.3	0.4

Total operating expenses	47.0	(46.2)	(92.1)	(91.4)	(106.3)

Operating income	20.6	24.9	51.2	61.8	49.9
Non operating income (expense)
Interest income	$—	—	—	0.1	0.1
Interest expense	(20.2)	(9.7)	(18.8)	(21.2)	(20.6)
Realized loss on interest rate derivatives	(2.8)	(8.3)	(14.0)	(18.4)	(19.4)
Unrealized gain (loss) on interest rate derivatives(2)	1.9	10.4	14.3	9.7	(0.9)

Loss income before income taxes	(0.4)	17.4	32.6	32.0	9.1
Taxes on income	—	—	(0.1)	(0.1)	(0.1)

Net (loss) income	$(0.4)	$17.4	$32.5	$31.9	$9.1

Statement of cash flow
Net cash from operating activities	$38.2	$40.3	$74.3	$83.7	$74.9
Net cash (used in) by Investing Activities	$(22.2)	$(9.9)	$(16.6)	$(24.3)	$(27.3)
Net cash provided by (used in) by Financing Activities	$31.6	$(25.6)	$(59.3)	$(59.1)	$(50.2)
Balance sheet data (at period end)
Total current assets	$83.1	$40.2	$38.4	$44.0	$45.5
Cash and cash equivalents	$72.2	$31.0	$24.5	$26.1	$25.8
Total vessels	798.1	838.0	817.9	856.4	890.2
Total assets	893.1	880.9	858.2	903.7	939.5
Long-term debt (current and non-current portion)	414.1	400.0	366.4	425.7	483.6
Preferred shares(3)	$45.0	$45.0	$45.0	$45.0	$48.0
Stockholders’ equity	$399.1	$384.1	$399.5	$366.6	$334.2
Operating data (unaudited)
Number of vessels in fleet at period end	17	17	17	17	17
TEU	66,349	66,349	66,349	66,349	66,349
Ownership days(4)	3,077	3,077	6,205	6,222	6,205
Utilization(5)	98.2%	99.1%	99.5%	98.4%	98.3%
Daily operating expenditure	$7,696	$7,525	$7,421	$7,327	$7,336

(1)

On November 8, 2010, we signed agreements with the sellers of two 4,231 TEU container vessels which terminated our purchase obligations totaling $154.8 million in respect of these vessels. Under the agreements we (i) released deposits, including accrued interest and totaling approximately $8.1 million per vessel, (ii) made a further cash payment of approximately $6.2 million per vessel and (iii) transferred to the sellers certain supplies purchased for the vessels which were valued at approximately $0.4 million per vessel. The total value of these items was $29.4 million, or $14.7 million per vessel. In exchange, we acquired purchase options giving us the right, but not the obligation, to purchase each vessel on the first anniversary of its delivery by the builder to the seller, for a payment of $61.25 million per vessel. The purchase options were to be declared by September 16, 2011 for one vessel and October 4, 2011 for the other. Under U.S. GAAP, (i) the estimated fair value of the two purchase options was recorded as an intangible asset in the balance sheet of $13.6 million and (ii) the balance of the consideration paid in the transaction amounting to $17.1 million was expensed as an impairment charge in 2010. The purchase of these vessels was always predicated on achieving a strong return for shareholders by acquiring the vessels, which had time charters attached, at an attractive price and securing financing on favorable terms. As we were not able to obtain committed financing on acceptable terms, the purchase options were allowed to lapse and the intangible asset relating to the options was written off in 2011.
(2)	Represents non-cash mark-to-market gains and losses related to our interest rate derivatives.
(3)	Represents the aggregate outstanding liquidation preference of our Series A Preferred Shares. The Series A Preferred Shares are mandatorily redeemable in 11 quarterly installments of approximately $4.0 million from August 31, 2016 with a final payment of the remaining amount outstanding on May 31, 2019. They are classified as a long-term liability on our balance sheet. Preferred shareholders are entitled to cash dividends equal to three-month USD LIBOR plus 2.0% of the original liquidation preference. Dividends are payable quarterly or at such other times as we may choose. The dividend that preferred shareholders are entitled to is included as part of interest expense. All of the Series A Preferred Shares are held by CMA CGM.

In addition to the scheduled repayments commencing August 31, 2016, the Series A Preferred Shares provide for mandatory redemptions upon the occurrence of certain events, including the issuance of equity, issuance of unsecured debt, sale of a vessel and a change of control.

(4)	Ownership days represent the number of days in the period that we owned the relevant vessels.
(5)	Utilization is used to measure our efficiency in operating the fleet and is calculated by dividing the total number of operating days when hire was being earned by the total number of ownership days, with the result expressed as a percentage. Operating days represent the aggregate number of days in the period that the vessels were available and were not off-hire for any reason, including scheduled dry-dockings, breakdowns or repairs or idle between charter fixtures. These data are non-U.S. GAAP statistical measures used by management to assess operating performance and are not included in consolidated financial statements prepared under U.S. GAAP.

RISK FACTORS

You should carefully consider the risk factors set forth below and the other information included in this prospectus before deciding to invest in our Series B Preferred Shares through the Depositary Shares. When evaluating an investment in these securities, you should also carefully consider those risks discussed under the caption “Risk Factors” beginning on page 3 of our 2013 Form 20-F, which are specifically incorporated by reference into this prospectus supplement. These risks are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in the Depositary Shares and the Series B Preferred Shares.

Risks Related to Our Series B Preferred Shares and the Depositary Shares

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Series B Preferred Shares, and accordingly the Depositary Shares, as the case may be, following the payment of expenses and the establishment of any reserves.

We will pay quarterly dividends on the Series B Preferred Shares, and accordingly the Depositary Shares, only from funds legally available for such purpose when, as and if declared by our board of directors. We may not have sufficient cash available each quarter to pay dividends. In addition, if our board of directors does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the Series B Preferred Shares and accordingly the Depositary Shares would not be entitled to receive a dividend for that dividend period. However, any unpaid dividends will accumulate.

In addition, we may have insufficient cash available to redeem the Series B Preferred Shares, and accordingly the Depositary Shares. The amount of cash we can use to pay dividends or redeem our Series B Preferred Shares and the Depositary Shares depends upon the amount of cash we generate from our operations, which may fluctuate significantly, and other factors, including the following:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	the amount of any cash reserves established by our board of directors;

•	restrictions under Marshall Islands law as described below;

•	restrictions under our credit facilities and other instruments and agreements governing our existing and future debt as described below; and

•	our overall financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to the risks associated with the shipping industry and the other factors described under the caption “Risk Factors” beginning on page 3 of our 2013 Form 20-F, many of which are beyond our control.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by noncash items, and our board of directors in its discretion may elect not to declare any dividends. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

Our ability to pay dividends on and to redeem our Series B Preferred Shares, and therefore your ability to receive payments on the Depositary Shares, is limited by the requirements of Marshall Islands law and by our contractual obligations.

Marshall Islands law provides that we may pay dividends on and redeem the Series B Preferred Shares only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law we may not pay dividends on or redeem Series B Preferred Shares if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.

Further, the terms of our outstanding 10.000% First Priority Secured Notes due 2019 and our senior secured revolving credit facility prohibit us from declaring or paying any dividends or distributions on preferred stock, including the Series B Preferred Shares, or redeeming, purchasing, acquiring or making a liquidation payment on preferred stock in certain circumstances.

Our Series B Preferred Shares are subordinated to our debt obligations, and your interests could be diluted by the issuance of additional shares, including additional Series B Preferred Shares and by other transactions.

Our Series B Preferred Shares are subordinated to all of our existing and future indebtedness. As of June 30, 2014, our total debt was $465.0 million, including $45.0 million aggregate liquidation preference of Series A Preferred Shares, all of which we intend to repurchase with proceeds of this offering at a discount to their liquidation value. We may incur additional debt under our existing or future credit facilities. The payment of principal and interest on our debt reduces cash available for distribution to us and on our shares, including the Series B Preferred Shares and the Depositary Shares.

The issuance of additional preferred shares on a parity with or senior to our Series B Preferred shares would dilute the interests of the holders of our Series B Preferred Shares, and any issuance of Senior Securities or Parity Securities or additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series B Preferred Shares. No provisions relating to our Series B Preferred Shares protect the holders of our Series B Preferred Shares in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series B Preferred Shares.

Our Series B Preferred Shares will rank pari passu with any Parity Securities as to the payment of dividends and amounts payable upon liquidation or reorganization. If less than all dividends payable with respect to the Series B Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.

The Series B Preferred Shares represent perpetual equity interests.

The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series B Preferred Shares (and accordingly the Depositary Shares) may be required to bear the financial risks of an investment in the Series B Preferred Shares (and accordingly the Depositary Shares) for an indefinite period of time. In addition, the Series B Preferred Shares will rank junior to all our indebtedness and other liabilities, and any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

As a holder of Depositary Shares you have extremely limited voting rights, will have even more limited rights than holders of the Series B Preferred Shares and may encounter difficulties in exercising some of such rights.

Your voting rights as a holder of Depositary Shares will be extremely limited. Our common stock is the only class of stock carrying full voting rights. Holders of the Series B Preferred Shares, and accordingly holders of the Depositary Shares, generally have no voting rights. However, if and whenever dividends payable on the Series B

Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series B Preferred Shares (voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. The right of such holders of Series B Preferred Shares to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the Series B Preferred Shares have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose.

Furthermore, holders of the Depositary Shares may encounter difficulties in exercising any voting rights acquired by the Series B Preferred Shares for as long as they hold the Depositary Shares rather than the Series B Preferred Shares. For example, holders of the Depositary Shares will not be entitled to vote at meetings of holders of Series B Preferred Shares, and they will only be able to exercise their limited voting rights by giving timely instructions to the Depositary in advance of any meeting of holders of Series B Preferred Shares. The Depositary will be the holder of the Series B Preferred Shares underlying the Depositary Shares and holders may exercise voting rights with respect to the Series B Preferred Shares represented by the Depositary Shares only in accordance with the Deposit Agreement relating to the Depositary Shares. To the limited extent permitted by the Deposit Agreement, the holders of the Depositary Shares should be able to direct the Depositary to vote the underlying Series B Preferred Shares in accordance with their individual instructions. Nevertheless, holders of Depositary Shares may not receive voting materials in time to instruct the Depositary to vote the Series B Preferred Shares underlying their Depositary Shares. Also, the Depositary and its agents are not responsible for failing to carry out voting instructions of the holders of Depositary Shares or for the manner of carrying out such instructions. Accordingly, holders of Depositary Shares may not be able to exercise voting rights, and they will have little, if any, recourse if the underlying Series B Preferred Shares are not voted as requested.

We are a holding company and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments.

We are a holding company and have no significant assets other than the equity interests in our subsidiaries. Our subsidiaries own all of the vessels and payments under charters are made to them. As a result, our ability to satisfy our financial obligations and to pay dividends, depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to pay dividends or make other distributions or payments to us will be subject to the availability of profits or funds for such purpose which, in turn, will depend on the future performance of the subsidiary concerned which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond its control. Additionally, the ability of our subsidiaries to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by Marshall Islands, Cypriot or English law or the laws of any jurisdiction which regulates the payment of dividends by companies. Applicable tax laws may also subject such payments to further taxation. Applicable law may also limit the amounts that some of our subsidiaries will be permitted to pay as dividends or distributions on their equity interests, or even prevent such payments. Limitations on our ability to transfer cash among and within our group may mean that even though we, in aggregate, may have sufficient resources to meet our obligations, we may not be permitted to make the necessary transfers from one entity in our group to another entity in our group in order to make payments on our obligations, including the Depositary Shares. Therefore, if we are unable to obtain funds from our subsidiaries, we may not be able to meet or satisfy our financial obligations or to pay dividends.

The Depositary Shares and the Series B Preferred Shares are new issues of securities with no established trading markets. Various factors may adversely affect the price of the Depositary Shares.

The Depositary Shares and the Series B Preferred Shares are new issues of securities with no established trading markets. We intend to apply to have the Depositary Shares listed on the NYSE, but they may not be accepted for listing. Even if the Depositary Shares are approved for listing on the NYSE, there may be little or no secondary market for the Depositary Shares, in which case the trading price of the Depositary Shares could be adversely affected and your ability to transfer your securities will be limited. If an active trading market does develop on the NYSE, the Depositary Shares may trade at prices lower than the offering price and the secondary market may not provide sufficient liquidity. In addition, since the Series B Preferred Shares do not have a stated maturity date, investors seeking liquidity in the Depositary Shares will be limited to selling their Depositary Shares in the secondary market absent redemption by us. We do not expect that there will be any other trading market for the Series B Preferred Shares except as represented by the Depositary Shares.

One of the factors that will influence the price of the Depositary Shares will be the dividend yield on the Depositary Shares (as a percentage of the price of the Depositary Shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Depositary Shares to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of the Depositary Shares to decrease.

Other factors, some of which are beyond our control, will also influence the market prices of the Depositary Shares. Factors that might influence the market prices of the Depositary Shares include:

•	whether we declare or fail to declare dividends on the Series B Preferred Shares from time to time;

•	the market for similar securities;

•	our issuance of debt or preferred equity securities;

•	our creditworthiness and the creditworthiness of our charterers;

•	our financial condition, results of operations and prospects; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the Depositary Shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to their purchase price.

The Series B Preferred Shares represented by the Depositary Shares has not been rated, and ratings of any other of our securities may affect the trading price of the Depositary Shares.

We have not sought to obtain a rating for the Series B Preferred Shares, and the stock may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series B Preferred Shares or that we may elect to obtain a rating of our Series B Preferred Shares in the future. In addition, we have issued securities that are rated and may elect to issue other securities for which we may seek to obtain a rating. Any ratings that are assigned to the Series B Preferred Shares in the future, or ratings issued on our 10.000% First Priority Secured Notes due 2019 or other securities we may issue, if they are lower than market expectations or are subsequently lowered or withdrawn, could imply a lower relative value for the Series B Preferred Shares and could adversely affect the market for or the market value of the Depositary Shares. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series B Preferred Shares and the Depositary Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series B Preferred Shares and the Depositary Shares may not reflect all risks related to us and our business, or the structure or market value of the Series B Preferred Shares and the Depositary Shares.

The amount of your liquidation preference is fixed and you will have no right to receive any greater payment regardless of the circumstances.

The payment due upon a liquidation is fixed at the liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus accumulated and unpaid dividends to the date of liquidation (whether or not declared). If in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. Furthermore, if the market price for the Series B Preferred Shares is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation.

The Series B Preferred Shares are only redeemable at our option and investors should not expect us to redeem the Series B Preferred Shares on the date they become redeemable or on any particular date afterwards.

We may redeem, at our option, all or from time to time part of the Series B Preferred Shares on or after                     , 2019 and within 180 days after the occurrence of a “fundamental change” as described below. If we redeem the Series B Preferred Shares, holders of the Series B Preferred Shares will be entitled to receive a redemption price equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus accumulated and unpaid dividends to the date of redemption (whether or not declared). Any decision we may make at any time to propose a redemption of the Series B Preferred Shares will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time, and investors should not expect us to redeem the Series B Preferred Shares on the date they become redeemable or on any particular date afterwards. If the Series B Preferred Shares are redeemed, the corresponding redemption of the Depositary Shares would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Series B Preferred Shares in a similar security or at similar rates. We may elect to exercise our partial redemption right on multiple occasions. Any such optional redemption would be effected only out of funds legally available for such purpose. A “fundamental change” means an event that shall be deemed to have occurred at the time after the date hereof when our common stock ceases to be listed or admitted for trading for any reason (including a reason wholly in our control) on the NYSE, the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict, and may negatively impact your ability to enforce your rights if we enter into a bankruptcy, liquidation or similar proceeding.

We are incorporated under the laws of the Republic of the Marshall Islands and our subsidiaries are also incorporated under the laws of the Republic of the Marshall Islands, Cyprus and England and Wales, and our vessels visit ports in countries around the world. Consequently, in the event of any bankruptcy, insolvency or similar proceedings involving us or one of our subsidiaries, bankruptcy laws other than those of the United States could apply and those laws may be less favorable to your interests and your ability to enforce your liquidation preference reimbursement rights as a holder of Depositary Shares may be limited. Furthermore, we have limited operations in the United States. If we become a debtor under the U.S. bankruptcy laws, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such bankruptcy case or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction. In addition, in the event of a bankruptcy, insolvency or similar liquidation, choice of law and forum selection choices or selections may be disregarded.

Holders of Depositary Shares may be subject to additional risks related to holding Depositary Shares rather than shares.

Because holders of Depositary Shares do not hold their shares directly, they are subject to the following additional risks, among others:

•	as a holder of Depositary Shares, we will not treat you as one of our direct shareholders and you may not be able to exercise shareholder rights;

•	distributions on the Series B Preferred Shares represented by your Depositary Shares will be paid to the Depositary, and before the Depositary makes a distribution to you on behalf of your Depositary Shares, withholding taxes or other governmental charges, if any, that must be paid will be deducted;

•	we and the Depositary may amend or terminate the Deposit Agreement without the consent of holders of the Depositary Shares in a manner that could prejudice holders of Depositary Shares or that could affect their ability to transfer Depositary Shares, among others; and

•	the Depositary may take other actions inconsistent with the best interests of holders of Depositary Shares.

Risks Related to Tax Matters

Certain adverse U.S. federal income tax consequences could arise for U.S. shareholders.

Shareholders of a “passive foreign investment company” (a “PFIC”) that are U.S. persons within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) (including shareholders that are U.S. persons who own preferred shares of a PFIC), which we refer to as “U.S. shareholders,” are subject to a disadvantageous U.S. federal income tax regime with respect to the distributions they receive from a PFIC and the gain, if any, they derive from the sale or other disposition of their shares in a PFIC (as discussed below). In addition, dividends paid by a PFIC do not constitute qualified dividend income and, hence, are ineligible for the preferential rate of tax that applies to qualified dividend income.

A non-United States entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75% or more of its gross income is “passive” income or (2) 50% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. The determination of whether a corporation is a PFIC is made annually. If a corporation is a PFIC in any taxable year that a person holds shares in the corporation (and was not a qualified electing fund with respect to such year, as discussed in “Certain Tax Considerations—U.S. Federal Income Tax Considerations—Tax Consequences of Holding Depositary Shares—Consequences of possible passive foreign investment company classification”), the shares held by such person will be treated as shares in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election).

Based on the projected composition of our income and valuation of our assets, we do not expect that we will constitute a PFIC with respect to the current or any future taxable year, although there can be no assurance in this regard. Our expectation is based principally on the position that, for purposes of determining whether we are a PFIC, the majority, if not all, of the gross income we derive from our chartering activities should constitute services income rather than rental income. In this regard, we have been advised by our tax advisor that the income from our chartering activities is, more likely than not, services income. There is, however, no direct legal authority under the PFIC rules addressing our current and projected future operations or supporting our position. Accordingly, no assurance can be given that the IRS will not assert that we are a PFIC with respect to any taxable year, nor that a court would not uphold any such assertion and we have not obtained advice from our tax advisor on whether we are a PFIC.

Further, in a case not concerning PFICs, Tidewater Inc. v. U.S., 2009-1 USTC ¶ 50,337, the Fifth Circuit held that a vessel time charter at issue generated rental, rather than services, income. However, the court’s ruling was contrary to the position of the IRS that the time charter income should be treated as services income. Subsequently, the IRS has stated that it disagrees with and will not acquiesce to the rental versus services distinction in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, no assurance can be given that the IRS or a court of law would accept our position, and there is a risk that the IRS or a court of law could determine that the company is a PFIC.

If the IRS were to determine that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Distributions paid by us with respect to our shares will not constitute qualified dividend income if we were a PFIC in the year we pay a dividend or in the prior taxable year and, hence, will not be eligible for the preferential rate of tax that applies to qualified dividend income. In addition, our U.S. shareholders (other than shareholders who have made a “qualified electing fund” or “mark-to-market” election) will be subject to special rules relating to the taxation of “excess distributions”—with excess distributions being defined to include certain distributions we may make on our Depositary Shares as well as gain recognized by a U.S. shareholder on a disposition of our Depositary Shares. In general, the amount of any “excess distribution” will be allocated ratably to each day of the U.S. shareholder’s holding period for our Depositary Shares. The amount allocated to the current year and any taxable year prior to the first taxable year for which we were a PFIC will be included in the U.S. shareholder’s gross income for the current year as ordinary income. With respect to amounts allocated to prior years for which we were a PFIC, the tax imposed for the current year will be increased by the “deferred tax amount,” which is an amount calculated with respect to each prior year by multiplying the amount allocated to such year by the highest rate of tax in effect for such year, together with an interest charge as though the amounts of tax were overdue. See “Certain Tax Considerations—U.S. Federal Income Tax Considerations—Tax Consequences of Holding Depositary Shares—Consequences of possible passive foreign investment company classification” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we were treated as a PFIC (including those applicable to U.S. shareholders who make a qualified electing fund or mark-to-market election).

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $         million from this offering, or approximately $         million if the underwriters’ over-allotment option is exercised in full, in each case after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use a portion of the net proceeds from this offering to repurchase all of our outstanding Series A Preferred Shares from our affiliate CMA CGM, at a discount to their liquidation value.

The Series A Preferred Shares are mandatorily redeemable in 11 quarterly installments of approximately $4 million from August 31, 2016 with a final payment of the remaining amount outstanding on May 31, 2019. In addition to the scheduled repayments commencing August 31, 2016, the Series A Preferred Shares provide for mandatory redemptions upon the occurrence of certain events, including the issuance of equity, issuance of unsecured debt, sale of a vessel and a change of control. Holders of the Series A Preferred Shares are entitled to cash dividends equal to three-month USD LIBOR plus 2.0% of the original liquidation preference. Dividends are payable quarterly or at such other times as we may choose.

We intend to use any remaining net proceeds for general corporate purposes.

CAPITALIZATION

The following table sets out our capitalization as at June 30, 2014, on a historical basis and on an as adjusted basis after giving effect to this offering (assuming the underwriters’ over-allotment option is not exercised) and the use of the proceeds thereof. The information in this table should be read in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes thereto and the other information incorporated by reference into this prospectus supplement.

	As at June 30, 2014
	Historical		As Adjusted
	(unaudited) (in millions of U.S. dollars)
Long-term debt:
Revolving credit facility(1)	$—			$—
10.000% first priority secured notes due 2019(2)	420.0			420.0
Series A preferred shares	45.0	(3)		—

Total liabilities	$465.0			$420.0

Stockholders’ equity:

Series B preferred shares offered hereby	—
Class A common stock—authorized 214,000,000 shares with a $.01 par value; 47,513,934 shares issued and outstanding	$0.5			$0.5
Class B common stock—authorized 20,000,000 shares with a $.01 par value; 7,405,956 shares issued and outstanding	0.1			0.1
Additional paid in capital	352.8			352.8
Retained earnings	45.8			45.8	(4)

Total stockholders’ equity	399.1

Total capitalization	$864.1		$

(1)	As at June 30, 2014, we had $40.0 million of availability under the revolving credit facility.
(2)	Represents the principal amount of the 10.000% First Priority Secured Notes due 2019 (the “notes”), before original issue discount. The notes were issued with original issue discount of $6.3 million, which will be amortized into interest expense over the term of the notes.
(3)	Represents the aggregate outstanding liquidation preference on our Series A Preferred Shares. All of the Series A Preferred Shares are held by CMA CGM S.A. (“CMA CGM”) and will be repurchased with the proceeds of this offering.
(4)	Does not reflect a benefit to retained earnings that we expect to result from repurchasing the Series A Preferred Shares at a discount.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	Six Months Ended June 30, 2014	Years Ended
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges(1)	—	2.7x	2.5x	1.4x	—	2.7x
Ratio of earnings to combined fixed charges and preferred share dividends(2)	—	2.7x	2.5x	1.4x	—	2.7x
Pro forma ratio of earnings to fixed charges
Pro forma ratio of earnings to combined fixed charges and preferred share dividends
Dollar amount (in thousands) of deficiency in earnings to fixed charges and earnings to combined fixed charges and preferred share dividends(3)	$444	—	—	—	$4,444	—

(1)	This data is unaudited for all periods presented. For purposes of calculating the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends:

•	“earnings” consist of pre-tax income from continuing operations prepared under United States generally accepted accounting principles (which includes non-cash unrealized gains and losses on derivative financial instruments including interest rate derivatives) plus fixed charges and net of capitalized interest;

•	“fixed charges” represent interest incurred (whether expensed or capitalized), amortization of deferred financing costs (whether expensed or capitalized) and amortization of original issue discount; and

•	“combined fixed charges and preferred share dividends” consist of fixed charges and preferred share dividends declared.

The ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus and has been calculated in accordance with SEC rules and regulations. This ratio is different from the ratios that we are required to maintain under our credit facility and may not be a ratio used by investors to evaluate our overall operating performance.

(2)	The dividend paid to holders of Series A Preferred Shares is presented as part of interest expense because the Series A Preferred Shares are classified as a long-term liability on our balance sheet. Therefore, our ratio of earnings to combined fixed charges and preferred share dividends is equal to our ratio of earnings to fixed charges for all periods presented.
(3)	For the year ended December 31, 2010 and the six months ended June 30, 2014 the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends was less than one. This row presents the amount of the deficiency of earnings compared to fixed charges and earnings compared to combined fixed charges and preferred share dividends for these periods.

DESCRIPTION OF SERIES B PREFERRED SHARES AND DEPOSITARY SHARES

The following description of the Series B Preferred Shares and the Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Designation designating the Series B Preferred Shares and setting forth the rights, preferences and limitations of the Series B Preferred Shares (the “Certificate of Designation”) and the terms of the Deposit Agreement (as defined below) which establishes the terms of the Depositary Shares. The following summary does not set forth the full terms or provisions of the Series B Preferred Shares, which is set forth in the Certificate of Designation, or the Depositary Shares, which is set forth in the Deposit Agreement (including the form of depositary receipt to be contained therein). The Certificate of Designation, and not the following description, will define the terms of the Series B Preferred Shares. Likewise, the Deposit Agreement, and not the following description, will define the terms of the Depositary Shares. A copy of the Certificate of Designation and of the Deposit Agreement may be obtained from us as described under “Where You Can Find More Information” in this prospectus supplement.

Series B Preferred Shares

General

Each Depositary Share will represent 1/100th of one share of Series B Preferred Shares. The Series B Preferred Shares, represented by the Depositary Shares offered hereby, is a new series of preferred shares. Upon completion of this offering, there will be                  shares of Series B Preferred Shares issued and outstanding (or                  shares of Series B Preferred Shares issued and outstanding if the underwriters exercise their over-allotment option in full). We may, without notice to or consent of the holders of the then-outstanding Series B Preferred Shares, authorize and issue additional Series B Preferred Shares and Junior Securities (each as defined under “Summary—The Offering—Ranking”) and, subject to the limitations described under “—Voting Rights,” Senior Securities and Parity Securities (as defined under “Summary—The Offering— Ranking”).

In connection with this offering, we will issue shares of Series B Preferred Shares, which we will then deposit with Computershare Inc. and Computershare Trust Company, N.A., as applicable, as depositary, under a Deposit Agreement among us, the Depositary and the registered holders and indirect and beneficial owners from time to time of the Depositary Shares (the “Deposit Agreement”). The Deposit Agreement sets forth the terms of the Depositary Shares that we will sell in this offering. In general, each Depositary Share will represent, and entitle the holder, subject to the terms of the Deposit Agreement, to proportional rights and preferences (including dividends, voting, redemption and liquidation rights and preferences) as if such holder held 1/100th of one share of Series B Preferred Shares. The material terms of the Series B Preferred Shares and the Depositary Shares are summarized below. In the future, we may create and sell additional Depositary Shares.

The holders of our common stock are entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common stock are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and for payment to the holders of any class or series of shares (including the Series B Preferred Shares) having preferential rights to receive distributions of our assets.

The Series B Preferred Shares will entitle the holders thereof (“Series B Preferred Shareholders”) to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. No fractional shares of Series B Preferred Shares will be issued. When issued and paid for in the manner described in this prospectus supplement, the Series B Preferred Shares represented by the Depositary Shares offered hereby will be fully paid and nonassessable and the Depositary Shares offered hereby will be validly issued and entitled to the benefits of the Deposit Agreement. Each share of Series B Preferred Shares will have a fixed liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) and upon liquidation will also be entitled to an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. Please see the section entitled “—Liquidation Rights.”

The Series B Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

As a holder of Depositary Shares, we will not treat you as a registered holder of shares of Series B Preferred Shares, and you will not have the rights of a Series B Preferred Shareholder. Marshall Islands law governs Series B Preferred Shareholder rights. The Depositary will be the holder of the shares of Series B Preferred Shares underlying the Depositary Shares. As a registered holder of Depositary Shares, you will have the rights of a Depositary Shareholder. The Deposit Agreement sets out the Depositary Shareholder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the Depositary Shares.

The Series B Preferred Shares will not be convertible into common stock or any other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series B Preferred Shares will not be subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Shares will be subject to redemption, in whole or in part, at our option commencing on                     , 2019 or within 180 days after the occurrence of a fundamental change. Please see the section entitled “—Redemption.”

We have appointed Computershare Inc. and Computershare Trust Company, N.A., as applicable, as the paying agent (the “Paying Agent”) and the registrar and transfer agent (the “Registrar and Transfer Agent”) for the Series B Preferred Shares. The address of the Paying Agent is 250 Royall Street, Canton MA 02021.

Ranking

The Series B Preferred Shares will, with respect to anticipated quarterly dividends and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•	senior to the Junior Securities (including all of our common stock);

•	on a parity with the Parity Securities (including the Series A Preferred Shares); and

•	junior to the Senior Securities.

Prior to this offering, we have designated and issued our Series A Mandatorily Redeemable Preferred shares (“Series A Preferred Shares”). The Series A Preferred Shares are mandatorily redeemable in 11 quarterly installments of approximately $4 million from August 31, 2016 with a final payment of the remaining amount outstanding on May 31, 2019. They are classified as a long-term liability on our balance sheet. Series A Preferred shareholders are entitled to cash dividends equal to three-month USD LIBOR plus 2.0% of the original liquidation preference. Dividends are payable quarterly or at such other times as we may choose. The dividend that preferred shareholders are entitled to is included as part of interest expense. All of the Series A Preferred Shares are held by CMA CGM. The aggregate outstanding liquidation preference on our Series A Preferred Shares is $45.0 million. We intend to redeem all outstanding Series A Preferred Shares with a portion of the net proceeds from this offering.

Under the Certificate of Designation, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”

Liquidation Rights

The holders of outstanding Series B Preferred Shares will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common stock or any other Junior Securities. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of us with or into any other entity, individually or in a series of transactions, will be deemed a liquidation, dissolution or winding up of our affairs for this purpose.

In the event that our assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series B Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences plus the amount of any accumulated and unpaid dividends thereon (whether or not declared). After payment of all required amounts to the holders of the outstanding Series B Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of our common stock and any other Junior Securities then outstanding according to their respective rights.

Voting Rights

The Series B Preferred Shares will have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that six quarterly dividends payable on the Series B Preferred Shares are in arrears, whether or not consecutive, the holders of the Series B Preferred Shares, will have the right, voting as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of stockholders called for the election of directors, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Stock upon which like voting rights have been conferred and with which the Series B Preferred Shares voted as a class for the election of such director). The right of such holders of Series B Preferred Shares to elect one member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose, at which time such right will terminate, subject to the revesting of such right in the event of each and every subsequent failure to pay six quarterly dividends as described above and, with respect to funds set apart for payment, upon failure to pay the dividend on the Dividend Payment Date. Upon any termination of the right of the holders of the Series B Preferred Shares and any other Parity Securities to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series B Preferred Shares and any other Parity Stock shall each be entitled to one vote on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our articles of incorporation that materially and adversely alters the preferences, powers or rights of the Series B Preferred Shares.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not create or issue any Senior Securities.

On any matter described above in which the Series B Preferred Shareholders are entitled to vote as a class, whether separately or together with the holders of any Parity Securities, such holders will be entitled to one vote per $25.00 of liquidation preference (equivalent to 100 votes per Series B Preferred Share). Any shares of Series B Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote.

No vote or consent of Series B Preferred Shareholders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any common stock or other Junior Securities or (iii) except as expressly provided above, the authorization or issuance of any of our preferred shares.

Series B Preferred Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Dividends

General

Holders of Series B Preferred Shares will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash dividends from                     , 2014, payable on each Dividend Payment Date commencing on October 1, 2014.

Dividends on the Series B Preferred Shares will accrue at a rate of     % per annum of the $2,500.00 per share liquidation preference of Series B Preferred Shares (equivalent to $25.00 per Depositary Share). The dividend rate is not subject to adjustment.

Dividend Payment Dates

The “Dividend Payment Dates” for the Series B Preferred Shares will be each January 1, April 1, July 1 and October 1. The initial dividend on the Series B Preferred Shares will be payable on October 1, 2014 in an amount equal to $         per share (the equivalent of $         per Depositary Share).

Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the next applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means a day on which the NYSE is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City, London or Amsterdam are authorized or required to close.

Payment of Dividends

Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series B Preferred Shares that have been declared by our board of directors to the Paying Agent or, if there is no Paying Agent at the relevant time, the holders of such shares as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date (as defined below). The applicable record date (the “Record Date”) will be the fifth Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with the Certificate of Designation, our articles of incorporation and our bylaws.

Declared dividends will be paid to the Paying Agent in same-day funds on each Dividend Payment Date. The Paying Agent will be responsible for holding or disbursing such payments to holders of the Series B Preferred Shares in accordance with the instructions of such holders. In certain circumstances, dividends may be paid by check delivered to the registered address of the holder of Series B Preferred Shares, unless, in any particular case, we elect to pay by wire transfer.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any Parity Securities through the most recent respective dividend payment dates.

Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than five days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series B Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been declared and set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series B Preferred Shares will not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.

Redemption

Optional Redemption

Commencing on                     , 2019, we may redeem, at our option, in whole or in part, the Series B Preferred Shares (and cause the redemption of the Depositary Shares) at a redemption price in cash equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions.

In addition, within 180 days after the occurrence of a “fundamental change,” we may redeem, at our option, in whole or from time to time in part, the Series B Preferred Shares at a redemption price in cash equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption would be effected only out of funds legally available for such purpose.

A “fundamental change” means an event that shall be deemed to have occurred at the time after the date hereof when our common stock ceases to be listed or admitted for trading for any reason (including a reason wholly in our control) on the NYSE, the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

Redemption Procedures

We will provide notice of any redemption, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding shares of Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the shares of Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding shares of Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares of Series B Preferred Shares will be redeemed by such method of selection as the Paying Agent shall determine, either pro rata or by lot, with adjustments to avoid redemption of fractional shares.

The redemption price will be paid by the Paying Agent to the holders of the Series B Preferred Shares on the redemption date.

The aggregate redemption price for any such partial redemption of the outstanding Series B Preferred Shares shall be allocated correspondingly among the redeemed shares of Series B Preferred Shares. The shares of Series B Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in the Certificate of Designation (including our right, if we so elect, to redeem all or part of the Series B Preferred Shares outstanding at any relevant time in accordance with the redemption provisions described herein).

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which notice has been given no later than 10:00 am, New York City time, on the Business Day fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender of such Series B Preferred Shares. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares of Series B Preferred Shares as Series B Preferred Shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series B Preferred Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

Any Series B Preferred Shares that are redeemed or otherwise acquired by the Company shall be cancelled and shall constitute preferred shares subject to designation by the Board of Directors set forth in our articles of incorporation. If only a portion of the Series B Preferred Shares has been called for redemption, upon surrender of any certificate representing Series B Preferred Shares to the Paying Agent, the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase shares of the Series B Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series B Preferred Shares. Any shares repurchased and canceled by us will revert to the status of authorized but unissued preferred shares undesignated by us.

Notwithstanding the foregoing, in the event that full cumulative dividends on the Series B Preferred Shares and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire (1) any Series B Preferred Shares or Parity Securities, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and any Parity Securities, an exchange for or conversion or reclassification into other Parity Securities or Junior Securities or with proceeds of a substantially contemporaneous sale of Parity Securities or Junior Securities, or (2) any common stock and any other Junior Securities, except pursuant to an exchange for or conversion or reclassification into other Junior Securities or with proceeds of a substantially contemporaneous sale of Junior Securities.

No Sinking Fund

The Series B Preferred Shares will not have the benefit of any sinking fund.

Depositary Shares

General

We are offering Depositary Shares representing proportional fractional interests in shares of the Series B Preferred Shares. Each Depositary Share represents a 1/100th interest in one share of the Series B Preferred Shares, and will be evidenced by depositary receipts, as described under “Registration and Settlement—Book-Entry System.” We will deposit the underlying shares of the Series B Preferred Shares with a depositary pursuant to the Deposit Agreement. Subject to the terms of the Deposit Agreement, the Depositary Shares will be entitled to all the powers, preferences and special rights of the Series B Preferred Shares, as applicable, in proportion to the applicable fraction of a share of Series B Preferred Shares those Depositary Shares represent.

In this prospectus supplement, references to “holders” of Depositary Shares mean those who have depositary receipts registered in their own names on the books maintained by the depositary and not indirect holders who own beneficial interests in depositary receipts registered in the street name of, or issued in book-entry form through, The Depository Trust Company, or “DTC.” DTC is the only registered holder of the depositary receipts representing Depositary Shares. You should review the special considerations that apply to indirect holders described in “Registration and Settlement—Book-Entry System.”

We have appointed Computershare Inc. and Computershare Trust Company, N.A., as applicable, as the depositary, transfer agent and registrar for the Depositary Shares.

Dividends and Other Distributions

Each dividend payable on a Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of the Series B Preferred Shares. The depositary will distribute all dividends and other cash distributions received on the Series B Preferred Shares to the holders of record of the depositary receipts in proportion to the number of Depositary Shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts as nearly as practicable in proportion to the number of Depositary Shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the related shares of Series B Preferred Shares.

The amount paid as dividends or otherwise distributable by the depositary with respect to the Depositary Shares or the underlying Series B Preferred Shares will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of the Series B Preferred Shares until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Series B Preferred Shares, in whole or in part, as described above under “—Series B Preferred Shares—Redemption,” Depositary Shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series B Preferred Shares held by the depositary. The redemption price per Depositary Share will be 1/100th of the redemption price per share payable with respect to the Series B Preferred Shares, plus any declared and unpaid dividends, without accumulation of undeclared dividends.

If we redeem shares of the Series B Preferred Shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of Depositary Shares representing those shares of the Series B Preferred Shares so redeemed. If we redeem less than all of the outstanding Depositary Shares, the depositary will select pro rata, by lot or in such other manner as may be determined by the depositary to be fair and equitable, those Depositary Shares to be redeemed. The depositary will deliver notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series B Preferred Shares and the related Depositary Shares.

Voting the Series B Preferred Shares

Because each Depositary Share represents a 1/100th interest in a share of the Series B Preferred Shares, holders of depositary receipts will be entitled to 1/100th of a vote per Depositary Share under those limited circumstances in which holders of the Series B Preferred Shares are entitled to a vote, as described above in “—Series B Preferred Shares—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Series B Preferred Shares are entitled to vote, the depositary will deliver the information contained in the notice to the record holders of the Depositary Shares relating to the Series B Preferred Shares. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series B Preferred Shares, may instruct the depositary to vote the amount of the Series B Preferred Shares represented by the holder’s Depositary Shares. To the extent practicable, the depositary will vote the amount of the Series B Preferred Shares represented by Depositary Shares in accordance with the instructions it receives. We will agree to take all actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the Series B Preferred Shares, it will abstain from voting with respect to such shares.

Withdrawal of Series B Preferred Shares

Underlying shares of Series B Preferred Shares may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the depositary’s office and upon payment of the taxes, charges and fees provided for in the Deposit Agreement. Subject to the terms of the Deposit Agreement, the holder of depositary receipts will receive the appropriate number of shares of Series B Preferred Shares represented by such Depositary Shares. Only whole shares of Series B Preferred Shares may be withdrawn; if a holder holds an amount other than a whole multiple of 100 Depositary Shares, the depositary will deliver along with the withdrawn shares of Series B Preferred Shares a new depositary receipt evidencing the excess number of Depositary Shares. Holders of withdrawn shares of Series B Preferred Shares will not be entitled to redeposit such shares or to receive Depositary Shares.

Amendment of the Deposit Agreement

We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the holders of Depositary Shares in any respect that we and the depositary deem necessary or desirable. However, any amendment that materially and adversely alters the rights of the holders or that would be materially and adversely inconsistent with the rights granted to holders of the Series B Preferred Shares will not be effective unless such amendment has been approved by holders of Depositary Shares representing at least a majority of the Depositary Shares then outstanding.

Form and Notices

The Series B Preferred Shares will be issued in registered form to the depositary, and the Depositary Shares will be issued in book-entry only form through DTC, as described below in “Registration and Settlement—Book-Entry System”. The depositary will forward to the holders of Depositary Shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series B Preferred Shares.

REGISTRATION AND SETTLEMENT

Book-Entry System

The Depositary Shares will be issued in book-entry only form through the facilities of DTC. This means that actual depositary receipts will not be issued to each holder of Depositary Shares, except in limited circumstances. Instead, the Depositary Shares will be in the form of a single global depositary receipt deposited with and held in the name of DTC, or its nominee. In order to own a beneficial interest in a depositary receipt, you must be an organization that participates in DTC or have an account with an organization that participates in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”).

Except as described in the attached prospectus, owners of beneficial interests in the global depositary receipt will not be entitled to have depositary receipts registered in their names, will not receive or be entitled to receive physical delivery of the depositary receipts in definitive form, and will not be considered the owners or holders of Depositary Shares under our articles of incorporation or the Deposit Agreement, including for purposes of receiving any reports or notices delivered by us. Accordingly, each person owning a beneficial interest in the depositary receipts must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its beneficial interest, in order to exercise any rights of a holder of Depositary Shares.

If we discontinue the book-entry only form system of registration, we will replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners.

Same Day Settlement

As long as the Depositary Shares are represented by a global depositary receipt registered in the name of DTC, or its nominee, the Depositary Shares will trade in the DTC Same-Day Funds Settlement System. DTC requires secondary market trading activity in the Depositary Shares to settle in immediately available funds. This requirement may affect trading activity in the Depositary Shares.

Payment of Dividends

We will pay dividends, if any, on the Series B Preferred Shares represented by Depositary Shares in book-entry form to the depositary. In turn, the depositary will deliver the dividends to DTC in accordance with the arrangements then in place between the depositary and DTC. Generally, DTC will be responsible for crediting the dividend payments it receives from the depositary to the accounts of DTC participants, and each participant will be responsible for disbursing the dividend payment for which it is credited to the holders that it represents. As long as the Depositary Shares are represented by a global depositary receipt, we will make all dividend payments in immediately available funds. In the event depositary receipts are issued in certificated form, dividends generally will be paid by check delivered to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.

Notices

Any notices required to be delivered to you will be given by the depositary to DTC for communication to its participants.

If the depositary receipts are issued in certificated form, notices to you also will be delivered to the addresses of the holders as they appear on the security register.

DESCRIPTION OF INDEBTEDNESS

Senior Secured Revolving Credit Facility

We summarize below the principal terms of the credit agreement that governs our revolving credit facility. This summary is not a complete description of all the terms of such agreement.

General

On March 19, 2014, we and Global Ship Lease Services Limited (“GSL Limited”), as initial borrowers, and certain of our subsidiaries, as initial guarantors, entered into a new credit agreement, together with security and other agreements, with Citibank, N.A., London Branch, as original lender, lead arranger and book-runner, Citibank International PLC as facility agent and Deutsche Bank Trust Company Americas as security agent.

The revolving credit facility provides for aggregate commitments of $40.0 million, which shall be reduced to $25.0 million in certain circumstances. Subject to customary conditions precedent, certain of our subsidiaries may borrow under the revolving credit facility to finance (or refinance) the acquisition of vessels and may also borrow amounts not to exceed, at any time outstanding, $5.0 million for general corporate purposes.

Borrowings under the revolving credit facility bear interest at LIBOR plus a margin of 3.25% per annum, payable quarterly in arrears or at the end of certain other interest payment periods.

In addition to paying interest on outstanding principal under the revolving credit facility, we are required to pay a quarterly commitment fee of 1.30% per annum to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. We also will pay certain other customary fees.

The final maturity date of the revolving credit facility is October 1, 2018.

As of June 30, 2014, there were no outstanding borrowings and we had $40.0 million of availability, under the revolving credit facility.

The credit agreement governing the revolving credit facility requires us to prepay outstanding loans, subject to certain exceptions, with the net cash proceeds of certain sales or other dispositions of collateral or upon the occurrence of an event of loss with respect to collateral and upon a change of control.

We will be able to voluntarily prepay outstanding loans under the revolving credit facility at any time, subject to certain notice requirements.

Guarantees and Security

Obligations under the revolving credit facility are guaranteed, jointly and severally, by us and the same subsidiaries that guarantee our senior secured notes. In addition, any subsidiaries who become borrowers under the credit agreement will provide a guarantee on the same basis. Our obligations under the revolving credit facility are secured by first-priority security interests (subject to certain permitted liens) on 17 vessels owned by certain subsidiary guarantors and certain other associated property, contract rights and bank accounts, as well as share pledges over the subsidiary guarantors that own the mortgaged vessels. In the future, vessels, shipping containers and container shipping-related assets and certain other associated property and contract rights may be pledged in addition to or in substitution for the initial collateral.

Certain Covenants and Events of Default

We are required to maintain minimum cash and cash equivalents in an amount ranging from $15.0 million to $20.0 million, as provided in the credit agreement.

In addition, the revolving credit facility includes negative covenants that will, among other things and subject to certain significant exceptions, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends on, redeem or repurchase capital stock or make other restricted payments and investments;

•	create certain liens;

•	transfer or sell assets;

•	enter into certain transactions with affiliates;

•	merge, consolidate or sell all or substantially all of our properties and assets;

•	create or designate unrestricted subsidiaries; and

•	impair the security interests.

The credit agreement governing the revolving credit facility also contains certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders under the revolving credit facility will be entitled to take various actions, including the acceleration of amounts due under the revolving credit facility and actions customarily permitted to be taken by a secured creditor. Amendments and waivers of the covenants described above or any other provisions which affect solely the revolving credit facility will require the consent of lenders holding all or the majority of the commitments and loans under the revolving credit facility.

Governing Law

The credit agreement is governed by English law.

Senior Secured Notes

We summarize below the principal terms of the indenture governing our outstanding senior secured notes. This summary is not a complete description of all the terms of the senior secured notes or the indenture that governs our senior secured notes.

General

We have issued $420.0 million aggregate principal amount of 10.000% first priority secured notes due 2019. The senior secured notes were issued under an indenture, dated as of March 19, 2014, among us, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and as security agent.

The senior secured notes bear interest at 10.000% per annum and mature on April 1, 2019. Interest is payable semi-annually on April 1 and October 1 of each year, beginning on October 1, 2014, to holders of record at the close of business on March 15 or September 15, as the case may be, immediately preceding each such interest payment date.

Guarantees and Security

The senior secured notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis, by GSL Limited and each of our 17 vessel-owning subsidiaries. In the future, the senior secured notes will be guaranteed by our existing and future restricted subsidiaries in the circumstances provided in the indenture.

The senior secured notes are secured by first-priority security interests (subject to certain permitted liens) in the same collateral that secures the obligations under our revolving credit facility, as described above. Pursuant to an intercreditor agreement, the lenders under our revolving credit facility and/or other credit facility indebtedness, will have the right to receive the net proceeds of any foreclosure on the collateral before the holders of the senior secured notes, and the senior secured notes and the guarantees thereof will be effectively subordinated to those obligations to the extent of the lesser of the value of the collateral and such super senior priority obligation.

Optional Redemption

We may redeem the senior secured notes in whole or in part, at our option, at any time before April 1, 2016, at a redemption price equal to 100% of the principal amount plus a make-whole premium as provided in the indenture. We may redeem the senior secured notes in whole or in part, at our option, at any time on or after April 1, 2016, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the senior secured notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below, subject to the rights of holders of senior secured notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2016	105.000%
2017	102.500%
2018	100.000%

In addition, at any time before April 1, 2016, we may redeem up to 35% of the aggregate principal amount of the senior secured notes with the net proceeds of an equity offering at 110.000% of the principal amount of the senior secured notes, plus accrued and unpaid interest, if any, so long as at least 65% of the originally issued aggregate principal amount of the senior secured notes remains outstanding after such redemption.

Additional Amounts and Redemption for Changes in Withholding Taxes

Except as required by law, we will make payments on the senior secured notes free of withholding or deduction for taxes. If withholding or deduction is required, we will, subject to certain customary exceptions, be required to pay additional amounts so that the net amounts holders of the senior secured notes receive will equal the amount holders of the senior secured notes would have received if withholding or deduction had not been imposed. If, as a result of a change in law, we are required to pay such additional amounts, we may redeem the senior secured notes in whole but not in part, at any time at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control

Upon the occurrence of certain change of control events, holders of the senior secured notes will have the right to require us to repurchase some or all of their senior secured notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

Proceeds of Asset Sales and Events of Loss

We will be obligated in certain instances to make offers to purchase outstanding senior secured notes with the net proceeds of certain sales or other dispositions of assets or upon the occurrence of an event of loss with respect to collateral. The purchase price of the senior secured notes will be 102% of their principal amount plus accrued and unpaid interest, if any.

Excess Cash Flow

If we have at least $1.0 million of Excess Cash Flow (as defined in the indenture) for each fiscal year, commencing in respect of the year ended December 31, 2014, we will be required to make an offer to repurchase a maximum principal amount of senior secured notes per annum equal to the lesser of (a) the Excess Cash Flow for such fiscal year and (b) $20.0 million, at a price equal to 102% of the aggregate principal amount of senior secured notes repurchased plus accrued and unpaid interest, if any, on the senior secured notes.

Certain Covenants

The indenture contains covenants that, among other things, limit the ability of us and our restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends on, redeem or repurchase their capital stock or make other restricted payments and investments;

•	create certain liens;

•	transfer or sell assets;

•	enter into certain transactions with affiliates;

•	merge, consolidate or sell all or substantially all of our properties and assets;

•	create or designate unrestricted subsidiaries; and

•	impair the security interests.

These covenants are subject to important exceptions and qualifications, which are provided in the indenture.

Governing Law

The indenture and the senior secured notes are governed by New York law.

CERTAIN TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax considerations applicable to us and to the acquisition, ownership and disposition of our Depositary Shares by U.S. holders (as defined below) that purchase Depositary Shares pursuant to this offering as of the date hereof. For U.S. federal income tax purposes, holders of Depositary Shares will generally be treated as if they own an interest in the underlying Series B Preferred Shares.

This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”) current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to us or each investor. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this discussion considers only U.S. holders that will own Depositary Shares as capital assets and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to investors that are subject to special treatment, including:

•	dealers in securities or currencies;

•	insurance companies;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	banks and financial institutions;

•	taxpayers who hold Depositary Shares as part of a straddle, hedge, conversion transaction or other integrated transaction;

•	U.S. Holders that own 10% or more of our shares, actually or constructively, by vote or value;

•	certain expatriates or former long-term residents of the United States; and

•	U.S. holders whose functional currency is not the U.S. dollar.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or our shareholders. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

The following does not address the effects of the Medicare contribution tax on net investment income or, any aspect of U.S. federal gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this summary does not consider the tax treatment of entities or arrangements treated as partnerships for U.S. federal income tax purposes or persons who hold our Depositary Shares through such entities or arrangements. Prospective investors should want to consult their tax advisors regarding the specific tax consequences to them of the acquisition, holding or disposition of Depositary Shares, in light of their particular circumstances. Further, this summary assumes that our Depositary Shares will be classified for U.S. federal income tax purposes as our equity. U.S. holders should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below.

Taxation of Global Ship Lease

Taxation of operating income

Unless exempt from U.S. federal income taxation under the rules described below in “The Section 883 exemption,” a foreign corporation that earns only transportation income is generally subject to U.S. federal income taxation under one of two alternative tax regimes: (1) the 4% gross basis tax or (2) the net basis tax and branch profits tax.

The 4% gross basis tax

For foreign corporations not engaged in a United States trade or business, the United States imposes a 4% U.S. federal income tax (without allowance of any deductions) on the corporation’s United States source gross transportation income. For this purpose, transportation income includes income from the use, hiring or leasing of a vessel, or the performance of services directly related to the use of a vessel (and thus includes time charter and bareboat charter income). The United States source portion of transportation income includes 50% of the income attributable to voyages that begin or end (but not both) in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as United States source, and consequently none of the transportation income attributable to such voyages is subject to this 4% tax. Although the entire amount of transportation income from voyages that begin and end in the United States would be United States source, we do not expect to have any transportation income from voyages that begin and end in the United States.

The net basis tax and branch profits tax

We do not expect to engage in any activities that will cause us to be treated as engaged in a trade or business in the United States or have a fixed place of business in the United States. Nonetheless, if this situation were to change or we were to be treated as engaged in a United States trade or business, all or a portion of our taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of this United States trade or business (“effectively connected income”). Any effectively connected income would be subject to U.S. federal corporate income tax (with the highest statutory rate currently being 35%). In addition, an additional 30% branch profits tax would be imposed on us at such time as our after-tax effectively connected income is viewed as having been repatriated to our offshore office. The 4% gross basis tax described above is inapplicable to income that is treated as effectively connected income.

The Section 883 exemption

Both the 4% gross basis tax and the net basis and branch profits taxes described above are inapplicable to U.S. source transportation income that qualifies for exemption under Section 883 of the Code. To qualify for the Section 883 exemption a foreign corporation must, among other things:

•	be organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States, which we call an Equivalent Exemption;

•	satisfy one of the following three ownership tests (discussed in more detail below): (1) the more than 50% ownership test (the “50% Ownership Test”), (2) the controlled foreign corporation test (the “CFC Test”) or (3) the “Publicly Traded Test”; and

•	meet certain substantiation, reporting and other requirements (which include the filing of United States income tax returns).

We are organized under the laws of the Republic of the Marshall Islands. Each of the vessels in the fleet is owned by a separate wholly owned subsidiary organized either in the Republic of the Marshall Islands or the Republic of Cyprus. The United States Treasury Department recognizes both the Republic of the Marshall Islands and the Republic of Cyprus as jurisdictions that grant an Equivalent Exemption; therefore, we should meet the first requirement for the Section 883 exemption. Additionally, we intend to comply with the substantiation, reporting and other requirements that are applicable under Section 883 of the Code. As a result, qualification for the Section 883 exemption will turn primarily on our ability to satisfy the second requirement enumerated above.

(1) The 50% Ownership Test

In order to satisfy the 50% Ownership Test, a non-United States corporation must be able to substantiate that more than 50% of the value of its shares is owned, directly or indirectly, by “qualified shareholders.” For this purpose, qualified shareholders are: (1) individuals who are residents (as defined in the regulations promulgated under Section 883 of the Code, (the “Section 883 Regulations”) of countries, other than the United States, that grant an Equivalent Exemption, (2) non-United States corporations that meet the Publicly Traded Test of the Section 883 Regulations and are organized in countries that grant an Equivalent Exemption, or (3) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. A corporation claiming the Section 883 exemption based on the 50% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50% Ownership Test has been satisfied (as detailed in the Section 883 Regulations). We believe that we satisfied the 50% Ownership Test up to and including 2008 due to being a wholly owned subsidiary of CMA CGM until the merger on August 14, 2008 but believe that we may not currently be able to satisfy the 50% Ownership Test due to our lack of knowledge of the direct and indirect owners of entities which own our shares.

(2) The CFC Test

The CFC Test requires that the non-United States corporation be treated as a controlled foreign corporation (“CFC”), for U.S. federal income tax purposes. We believe that we are not a CFC, however, we cannot predict whether we will become a CFC because satisfaction of the CFC definition test is outside of our control.

(3) The Publicly Traded Test

The Publicly Traded Test requires that one or more classes of equity representing more than 50% of the voting power and value in a non-United States corporation be “primarily and regularly traded” on an established securities market either in the United States or in a foreign country that grants an Equivalent Exemption.

The Section 883 Regulations provide, in pertinent part, that shares of a non-United States corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of shares of each class of shares that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our Class A common shares are listed on the NYSE and are not listed on any other securities exchange. Therefore, our Class A common shares should be treated as primarily traded on an established securities market in the United States. Moreover, the Class A common shares represent more than 50% of both the voting power and value of all classes of our shares.

The Section 883 Regulations also generally provide that shares will be considered to be “regularly traded” on an established securities market if one or more classes of shares in the corporation representing in the aggregate more than 50% of the total combined voting power and value of all classes of shares of the corporation are listed on an established securities market during the taxable year. However, even if a class of shares is so listed, it is not treated as regularly traded under the Section 883 Regulations unless (1) trades are made in the common shares on the established securities market, other than in minimal quantities, on at least 60 days during the taxable year (or 1/6 of the days in a short taxable year); and (2) the aggregate number of common shares traded on the established securities market during the taxable year is at least 10% of the average number of outstanding common shares during that year (as appropriately adjusted in the case of a short taxable year). Even if these trading frequency and trading volume tests are not satisfied with respect to the Class A common shares, however, the Section 883 Regulations provide that such tests will be deemed satisfied if the Class A common shares are regularly quoted by dealers making a market in such Class A common shares. While we anticipate that these trading frequency and trading volume tests will be satisfied each year, satisfaction of these requirements is outside of our control and, hence, no assurances can be provided that we will satisfy the Publicly Traded Test each year.

In addition, even if the “primarily and regularly traded” tests described above are satisfied, a class of shares will not be treated as primarily and regularly traded on an established securities market if, during more than half the number of days during the taxable year, one or more shareholders holding, directly or indirectly, at least 5% of the vote and value of that class of shares (“5% Shareholders”) own, in the aggregate, 50% or more of the vote and value of that class of shares. This is referred to as the 5% Override Rule. In performing the analysis, we are entitled to rely on current Schedule 13D and 13G filings with the SEC to identify our 5% Shareholders, without having to make any independent investigation to determine the identity of the 5% Shareholder. In the event the 5% Override Rule is triggered, the Section 883 Regulations provide that the 5% Override Rule will nevertheless not apply if the company can establish that among the closely-held group of 5% Shareholders, sufficient shares are owned by 5% Shareholders that are considered to be “qualified shareholders”, as defined above, to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of the total value of the relevant class of shares held by 5% Shareholders for more than half the number of days during the taxable year.

Based on information that we have as to our shareholders and other matters, we believed that we qualified for the Section 883 exemption for 2013 under the Publicly Traded Test, and expect to so qualify for 2014. However, it is possible that our ownership may change such that qualified shareholders will not own, in the aggregate, a sufficient amount of our shares for more than half the days during the taxable year to preclude the non-qualifying 5% shareholders from owning 50% or more of the total value of our shares held by the 5% Shareholders group, causing the 5% Override Rule to apply. If the 5% Override Rule applies, we would fail the Publicly Traded Test, and may fail to qualify for the Section 883 exemption.

Such an ownership change, and certain other requirements for our shares to be treated as primarily and regularly traded on an established securities market, are outside of our control and, as a result, no assurances can be provided that we will satisfy the Publicly Traded Test for any year. Moreover, since the availability of the Section 883 exemption depends on other matters over which we have no control, we can give no assurances that we will, or will continue to, qualify for the Section 883 exemption.

If we were not to qualify for the Section 883 exemption in any year, the United States income taxes that become payable could have a negative effect on our business, and could result in decreased earnings available for distribution to our shareholders. However, under the charter agreements, CMA CGM has agreed to provide reimbursement for any such taxes.

United States taxation of gain on sale of vessels

If we qualify for the Section 883 exemption, then gain from the sale of any vessel may be exempt from tax under Section 883. Even if such gain is not exempt from tax under Section 883, we will not be subject to U.S. federal income taxation with respect to such gain, assuming that we are not, and have never been, engaged in a U.S. trade or business. Under certain circumstances, if we are so engaged, gain on sale of vessels could be subject to U.S. federal income tax.

Possibility of taxation as a U.S. corporation

Section 7874 of the Code provides that a foreign corporation which acquires substantially all the properties of a U.S. corporation is generally treated as though it were a U.S. corporation for U.S. federal income tax purposes if, after the acquisition, (1) at least 80% (by vote or value) of the shares of the foreign corporation is owned by former shareholders of the U.S. corporation by reason of owning shares in the U.S. corporation, and (2) the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s jurisdiction of organization. Although we believe that this rule should not apply to us in the context of the Merger there can be no assurance that the IRS would not seek to challenge such a position, or that such a challenge would not be successful.

If we were to be treated as a U.S. corporation, our net income would be subject to U.S. federal corporate income tax with the highest statutory rate currently being 35%. The imposition of this tax would likely have a negative effect on our business, financial condition and results of operations.

U.S. Holders

For purposes of this discussion, a U.S. holder is a beneficial owner of our Depositary Shares that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

Tax Consequences of Holding Depositary Shares

The following summary describes certain U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of our Depositary Shares by U.S. holders.

Taxation of dividends paid on Depositary Shares

When we make a distribution with respect to our Depositary Shares, subject to the discussions of the passive foreign investment company (“PFIC”) rules below, a U.S. holder will be required to include in gross income as foreign source dividend income the amount of the distribution to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes on the day such distribution is actually or constructively received by the U.S. holder. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. holder’s tax basis in the Depositary Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of the Depositary Shares.

Subject to the discussions of the PFIC rules below, in the case of a U.S. holder that is a corporation, dividends that we pay will generally be taxable at regular corporate rates and generally will not qualify for a dividends-received deduction available for dividends received from United States corporations. In the case of certain non-corporate U.S. holders, dividends that we pay generally will be treated as “qualified dividend income” subject to tax at preferential rates, provided that the Depositary Shares are listed on an established securities market in the United States (such as the NYSE), the U.S. holder meets certain holding period and other requirements and we are not a PFIC in the taxable year in which the dividends are paid or in the immediately preceding taxable year. Since we do not expect that our Series B Preferred Shares will be listed on an established securities market in the United States, we do not believe that dividends that we pay on our Series B Preferred Shares that are not represented by Depositary Shares currently meet the conditions required for these preferential tax rates.

Taxation of the disposition of Depositary Shares

Subject to the discussions of redemptions and the PFIC rules below, upon the sale, exchange or other disposition of Depositary Shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and such U.S. holder’s tax basis in our Depositary Shares. A U.S. holder’s tax basis in Depositary Shares generally will be the cost of the Depositary Shares to the U.S. holder.

Subject to the discussions of redemptions and the PFIC and CFC rules below, capital gain from the sale, exchange or other disposition of Depositary Shares held more than one year is long-term capital gain, and is eligible for a reduced rate of taxation for individuals. Gain or loss recognized by a U.S. holder on a sale, exchange or other disposition of Depositary Shares generally will be treated as U.S. source income or loss. The deductibility of a capital loss recognized on the sale, exchange or other disposition of Depositary Shares may be subject to limitations, and U.S. holders should consult their own tax advisors regarding their ability to deduct any such capital loss in light of their particular circumstances.

Taxation of the redemption of Depositary Shares

Subject to the discussions of the PFIC rules below, a redemption of Series B Preferred Shares underlying the Depositary Shares will be treated as a distribution taxable as a dividend to U.S. holders of the Depositary Shares, unless an applicable exception applies, in which case it will be treated as a sale or exchange of the Depositary Shares as described under the caption “Taxation of the disposition of Depositary Shares” above.

Such a redemption will be treated as a sale or exchange of the Depositary Shares if it (1) results in a “complete termination” of a U.S. holder’s interest in our shares (2) is not “essentially equivalent to a dividend” with respect to a U.S. holder, or (3) is “substantially disproportionate” with respect to a U.S. holder, all within the meaning of section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by a U.S. holder by reason of certain constructive ownership rules, as well as shares actually owned by such U.S. holder, must generally be taken into account. If a particular U.S. holder of Depositary Shares does not own (actually or constructively) any shares of our additional classes of shares (including our Class A common shares), or owns only an insubstantial percentage of such shares, and does not participate in our control or management, a pro rata redemption of the Depositary Shares will generally qualify for sale or exchange treatment. However, because the determination as to whether any of the alternative tests of section 302(b) of the Code will be satisfied with respect to any particular U.S. holder of Depositary Shares depends on the facts and circumstances at the time that the determination must be made, prospective U.S. holders of Depositary Shares are advised to consult their own tax advisors regarding the tax treatment of a redemption. Subject to the discussions of the PFIC rules below, if a redemption of Depositary Shares is treated as a distribution, the entire amount received will be treated as a distribution and will be taxable as described under the caption “Taxation of dividends paid on Depositary Shares” above.

Consequences of possible passive foreign investment company classification

A non-United States entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75% or more of its gross income is “passive” income or (2) 50% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. The determination of whether a corporation is a PFIC is made annually. If a corporation is a PFIC in any taxable year that a person holds shares in the corporation (and was not a “qualified electing fund” with respect to such year, as discussed below), the shares held by such person will be treated as shares in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election).

Based on the projected composition of our income and valuation of our assets, we do not expect that we will constitute a PFIC with respect to the current or any future taxable year, although there can be no assurance in this regard. Our expectation is based principally on the position that, for purposes of determining whether we are a PFIC, the majority, if not all, of the gross income we derive from our chartering activities should constitute services income rather than rental income. In this regard, we have been advised by our tax advisor that the income from our chartering activities is, more likely than not, services income. There is, however, no direct legal authority under the PFIC rules addressing our current and projected future operations or supporting our position. Accordingly, no assurance can be given that the IRS will not assert that we are a PFIC with respect to any taxable year, nor that a court would not uphold any such assertion and we have not obtained advice from our tax advisor on whether we are a PFIC.

Further, in a case not concerning PFICs, Tidewater Inc. v. U.S., 2009-1 USTC ¶ 50,337, the Fifth Circuit held that a vessel time charter at issue generated rental, rather than services, income. However, the court’s ruling was contrary to the position of the IRS that the time charter income should be treated as services income. Subsequently, the IRS has stated that it disagrees with and will not acquiesce to the rental versus services distinction in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, no assurance can be given that the IRS or a court of law would accept our position, and there is a risk that the IRS or a court of law could determine that the company is a PFIC.

If we were to be classified as a PFIC in any year, each U.S. holder of our Depositary Shares will be subject (in that year and all subsequent years) to special rules with respect to: (1) any “excess distribution” (generally defined as any distribution received by a U.S. holder in a taxable year that is greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Depositary Shares), and (2) any gain realized upon the sale or other disposition of the Depositary Shares. Under these rules:

•	the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for our Depositary Shares;

•	the amount allocated to the current taxable year and any year prior to the first year in which we were a PFIC will be taxed as ordinary income in the current year; and

•	the amount allocated to each of the other taxable years in the U.S. holder’s holding period for our Depositary Shares will be subject to U.S. federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

In addition, each U.S. holder of our Depositary Shares will be required to file an IRS Form 8621 if such U.S. holder holds its shares in any year in which we were classified as a PFIC.

In order to avoid the application of the PFIC rules, U.S. holder of our Depositary Shares may make a qualified electing fund, or a (“QEF”), election provided in Section 1295 of the Code. In lieu of the PFIC rules discussed above, a U.S. holder that makes a valid QEF election will, in very general terms, be required to include its allocable share of our ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if the amount of that income is not the same as the distributions paid on the Depositary Shares during the year. If we later distribute the income or gain on which the U.S. holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the U.S. holder. A U.S. holder’s tax basis in any Depositary Shares as to which a QEF election has been validly made will be increased by the amount included in such U.S. holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the U.S. holder. On the disposition of a common share, a U.S. holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the common share. In general, a QEF election should be made on or before the due date for filing a U.S. holder’s federal income tax return for the first taxable year for which we are a PFIC or, if later, the first taxable year for which the U.S. holder held common shares. A U.S. holder may, however, make a QEF election on a protective basis, and we strongly encourage holders of our Depositary Shares to consult their tax advisors regarding the desirability and consequences of making a protective QEF election. We will provide any U.S. holder of Depositary Shares, upon request, with the information necessary for such U.S. holder to make the QEF election (including a protective statement).

In addition to the QEF election, Section 1296 of the Code permits United States persons to make a “mark-to-market” election with respect to marketable shares in a PFIC. If a U.S. holder of our Depositary Shares makes a mark-to-market election, such U.S. holder generally would, in each taxable year: (1) include as ordinary income the excess, if any, of the fair market value of the Depositary Shares at the end of the taxable year over such U.S. holder’s adjusted tax basis in the Depositary Shares, and (2) be permitted an ordinary loss in respect of the excess, if any, of such U.S. holder’s adjusted tax basis in the Depositary Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the U.S. holder’s basis in the Depositary Shares being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). If a U.S. holder makes an effective mark-to-market election, any gain such U.S. holder recognizes upon the sale or other disposition of our Depositary Shares will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The consequences of this election are generally less favorable than those of a QEF election for U.S. holders that are sensitive to the distinction between ordinary income and capital gain, although this is not necessarily the case. U.S. holders should consult their tax advisors as to the consequences to them of making a mark-to-market or QEF election, as well as other U.S. federal income tax consequences of holding shares in a PFIC in light of their particular circumstances.

As previously indicated, if we were to be classified as a PFIC for a taxable year in which we pay a dividend or the immediately preceding taxable year, dividends paid by us would not constitute “qualified dividend income” and, hence, would not be eligible for the preferential rates of U.S. federal income tax.

Information Reporting and Back-up Withholding

United States shareholders generally are subject to information reporting requirements with respect to dividends paid on Depositary Shares, and on the proceeds from the sale, exchange, redemption or disposition of Depositary Shares. In addition, a U.S. holder may be subject to back-up withholding on dividends paid on Depositary Shares, and on the proceeds from the sale, exchange, redemption or other disposition of Depositary Shares, unless the holder provides certain identifying information, such as a duly executed IRS Form W-9, or otherwise establishes an exemption. Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Certain U.S. holders are required to report information relating to an interest in the Depositary Shares, subject to certain exceptions (including an exception for Depositary Shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in the Depositary Shares. You are urged to consult your own tax advisors regarding information reporting requirements relating to your ownership of the Depositary Shares.

Republic of the Marshall Islands Taxation

In the opinion of Marshall Islands counsel to the Company, the following is a summary of the principal Marshall Islands tax consequences of ownership of the Depositary Shares by beneficial owners who or which are not incorporated in or residents of the Marshall Islands for Marshall Islands tax purposes and do not conduct business activities in the Marshall Islands (“Non-Marshall Islands Holders”). Because we and our subsidiaries do not, and we do not expect that we and our subsidiaries will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law no taxes or withholding will be imposed by the Republic of the Marshall Islands on dividend payments made to Non-Marshall Islands Holders, so long as such Non-Marshall Islands Holders do not reside in, maintain offices in, nor engage in business in the Republic of the Marshall Islands. Furthermore, no stamp, capital gains or other taxes will be imposed by the Republic of the Marshall Islands on the ownership or disposition by such Non-Marshall Islands Holder of the Depositary Shares. Marshall Islands Holders will also not be required by the Republic of the Marshall Islands to file a tax return in connection with the ownership or disposition by Non-Marshall Islands Holders of the Depositary Shares, or in respect of any dividend payments made in respect thereof.

The above summary of Marshall Islands taxation is not intended to constitute a complete analysis of all tax consequences relating to the ownership of the Depositary Shares. Prospective purchasers of the Depositary Shares should consult their own tax advisors concerning the tax consequences of their particular situations.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Depositary Shares by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Depositary Shares of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Depositary Shares by an ERISA Plan with respect to which the Company or the underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Depositary Shares. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Depositary Shares should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note (or an exchange note), each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Depositary Shares constitutes assets of any Plan or (ii) the acquisition and holding of the Depositary Shares by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding the Depositary Shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Depositary Shares.

ENFORCEABILITY OF CIVIL LIABILITIES AND

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Global Ship Lease, Inc. is incorporated under the laws of the Republic of the Marshall Islands, and our subsidiaries are incorporated under the laws of England and Wales, the Republic of the Marshall Islands and Cyprus, and we conduct operations in countries around the world. Several of the directors, officers and the experts named in this prospectus supplement reside outside the United States. In addition, substantially all of our assets and the assets of the directors, officers and experts are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of such jurisdictions would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. See “Risk Factors—We are incorporated in the Republic of the Marshall Islands, a country that does not have a well-developed body of corporate law, and the guarantors are also formed in non-U.S. jurisdictions, which may negatively affect your ability to protect your interests” and “Risk Factors—We and our subsidiaries, including the subsidiary guarantors, are incorporated in the Republic of the Marshall Islands and in other non-U.S. jurisdictions, and certain of our and their officers and directors are non-U.S. residents. Although you may bring an original action in the courts of the Marshall Islands or obtain a judgment against us, our directors or our management based on U.S. laws in the event you believe your rights have been infringed, it may be difficult to enforce judgments against us, our directors or our management.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the number of Depositary Shares indicated below:

Name	Number of Depositary Shares
Morgan Stanley & Co. LLC
Ladenburg Thalmann & Co. Inc.
National Securities Corporation

Total

The underwriters are collectively referred to as the “underwriters.” The underwriters are offering the Depositary Shares subject to their acceptance of the shares from us. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Depositary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Depositary Shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the Depositary Shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the Depositary Shares, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to              additional Depositary Shares solely to cover over-allotments, if any, at the public offering price listed on the cover page of this prospectus, less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Depositary Shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of Depositary Shares listed next to the names of all underwriters in the preceding table.

We have agreed to reimburse the underwriters for certain expenses relating to clearing this offering with the Financial Industry Regulatory Authority, Inc. in the amount up to $20,000.

The following table shows the per share and total public offering price, underwriting discounts and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Depositary Shares.

	Per Depositary Share	Total
		No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $        .

We have agreed not to sell or transfer any shares of our Series B Preferred Shares or any securities substantially similar to our Series B Preferred Shares or securities convertible into, exchangeable for, exercisable for or repayable with Series B Preferred Shares or issue any securities substantially similar to our Series B Preferred Shares, for 30 days after the date of this prospectus supplement without first obtaining the written consent of Morgan Stanley & Co. LLC, as representative of the underwriters. Specifically, we have agreed, with certain limited exceptions, not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of securities of the company that are substantially similar to the Depositary Shares including but not limited to any securities convertible into or exercisable or exchangeable for our Series B Preferred Shares or a substantially similar security (including, without limitation, any Depositary Shares).

These lock-up provisions apply to shares of securities of the company that are substantially similar to the Depositary Shares including but not limited to any securities convertible into or exchangeable or exercisable for or repayable with our Series B Preferred Shares or substantially similar security (including, without limitation, any Depositary Shares).

The Depositary Shares are a new issue of securities with no established trading market. We intend to apply to list the Depositary Shares on the NYSE under the symbol “GSLPrB.” If the application is approved, trading of the Depositary Shares on the NYSE is expected to begin within 30 days after the original issue date of the Depositary Shares. The Series B Preferred Shares represented by the Depositary Shares will not be listed and we do not expect that there will be any other trading market for the Series B Preferred Shares except as represented by the Depositary Shares. Currently, there is no public market for the Depositary Shares or the Series B Preferred Shares. The underwriters have advised us that they intend to make a market in shares of Depositary Shares before commencement of trading on the NYSE. They will have no obligation to make a market in the Depositary Shares, however, and may cease market-making activities, if commenced, at any time. Accordingly, an active trading market on the NYSE for the Depositary Shares may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Depositary Shares could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer the Depositary Shares at the time and price desired will be limited.

In order to facilitate the offering of the Depositary Shares, the underwriters may engage in transactions that affect the price of the Depositary Shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under their option to purchase additional shares. The underwriters may also sell shares in excess of their option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Depositary Shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, the Depositary Shares in the open market that have the effect of stabilizing the price of the Depositary

Shares. These activities may also raise or maintain the market price of the Depositary Shares above independent market levels or prevent or retard a decline in the market price of the Depositary Shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of Depositary Shares for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters for Internet distributions on the same basis as other allocations.

We expect that delivery of Depositary Shares will be made to investors on                     , 2014, which will be the fifth business day following the date of pricing of the Depositary Shares (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Depositary Shares on the initial pricing date of the Depositary Shares or the succeeding business day will be required, by virtue of the fact that the Depositary Shares initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

The underwriters and their respective affiliates are full-service financial institutions and have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Depositary Shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Depositary Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of securities referred to in (a) through (c) above shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Depositary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Depositary Shares to be offered so as to enable an investor to decide to purchase any Depositary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Depositary Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Depositary Shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the Series B Preferred Shares and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel on matters of Marshall Islands law, Seward & Kissel LLP. Certain other legal matters with respect to United States law will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. The underwriters have been represented in connection with this offering by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers Audit is a member of the French professional certified public accountant organization called Ordre des Experts Comptables & Compagnie Nationale des Commissaires aux Comptes.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We also anticipate furnishing quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 75 days after the end of such quarter.

You may read and copy any document we file or furnish with the SEC at reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov. Any documents that we have filed or furnished with the SEC, any public disclosure we have made and any information on our website or any other website referenced in this prospectus supplement are not incorporated by reference in, and do not form part of, this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the SEC on April 22, 2014;

•	our Reports on Form 6-K filed with the SEC on May 1, 2014, May 16, 2014 and July 28, 2014; and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on August 12, 2008, which incorporates by reference the description of our common stock contained in our Registration Statement on Form F-4 (File No. 333- 150309), as initially filed with the SEC on April 18, 2008, and any amendments or reports filed updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post- effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

In accordance with Rule 402 of Regulation S-T, the XBRL related information in Exhibit 101 to our Annual Report on Form 20-F and our Reports on Form 6-K will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investor Relations” section of our website at www.globalshiplease.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus supplement and should not be considered part of this prospectus supplement. Requests for such information should be made to us at the following address:

Global Ship Lease, Inc.

c/o Global Ship Lease Services Limited

Portland House, Stag Place

London SW1E 5RS

+44-0-20-7869-8006

You should assume that the information appearing in this prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the securities covered by this prospectus supplement. All amounts are estimated except the SEC registration fee and the FINRA fee.

Securities and Exchange Commission Registration Fee	$
FINRA Fee	$
Transfer Agent Fees	$
Accountants’ Fees and Expenses	$
Legal Fees and Expenses	$
NYSE Listing Fee	$
Printing and Engraving Fees	$
Miscellaneous Expenses	$

Total Expenses	$

PROSPECTUS

$500,000,000

Global Ship Lease, Inc.

Common Shares

Preferred Shares

Depositary Shares

Warrants

Rights

Debt Securities

Units

10,737,004 Common Shares

offered by selling shareholders

Through this prospectus, we may offer, from time to time, in one or more series:

•	our common shares;

•	our preferred shares;

•	depositary shares;

•	warrants to purchase common shares, preferred shares or debt securities;

•	rights to purchase common shares, preferred shares, warrants, debt securities or units;

•	debt securities, which may be secured or unsecured senior debt securities and which may or may not be guaranteed by one or more of the subsidiaries identified in this prospectus; and

•	units.

The aggregate offering price of the securities we issue under this prospectus may not exceed $500,000,000. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

In addition, certain principal shareholders may, from time to time, sell common shares, as described under “Selling Shareholders” and in any prospectus supplement. We will not receive any of the proceeds from the sale of these common shares by the principal shareholders.

Our Class A common shares are listed on the NYSE under the symbol “GSL.” We will provide information in the prospectus supplement for the trading market, if any, for any preferred shares, warrants, rights, debt securities or units that we may offer.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2014.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer is not permitted. Information contained on our website does not constitute part of this prospectus. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of such incorporated documents, as the case may be.

i

ABOUT THIS PROSPECTUS

Unless we otherwise specify, when used in this prospectus, the terms “Global Ship Lease,” the “Company,” “we,” “our” and “us” refer to Global Ship Lease, Inc. and its wholly owned subsidiaries. “CMA CGM” refers to CMA CGM S.A., “initial Charterer” refers to CMA CGM in its capacity as a charterer of our vessels, and “Ship Manager” refers to CMA Ships, a wholly-owned subsidiary of CMA CGM and our current ship manager. Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000 and the principal shareholders may sell up to 10,737,004 shares of our common shares. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

We use the term “TEU”, meaning twenty-foot equivalent unit, the international standard measure of container size, in describing volumes in world container trade and other measures, including the capacity of Global Ship Lease’s containerships, which we also refer to as vessels. Unless otherwise indicated, we calculate the average age of Global Ship Lease’s vessels on a weighted average basis, based on TEU capacity.

ABOUT GLOBAL SHIP LEASE

Overview

Global Ship Lease is a Republic of the Marshall Islands corporation that owns a fleet of modern containerships of a range of sizes and whose business is to charter them out under long-term, fixed-rate charters to reputable container shipping companies to generate stable revenues and predictable cash flows.

Global Ship Lease maintains its principal executive offices at: c/o Global Ship Lease Services Limited, Portland House, Stag Place, London SW1E 5RS, United Kingdom. Its telephone number is +44 (0) 20 7869 8006.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider all of the information included in this prospectus, any prospectus supplement and the information that we have incorporated herein by reference, including the risk factors incorporated by reference to our Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 20–F for the year ended December 31, 2013, or our 2013 Annual Report, or included in any Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 20–F or Report of Foreign Private Issuer on Form 6–K filed after the date of this prospectus that is incorporated by reference herein in evaluating an investment in us. If any such risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of any of our securities could decline, and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for repayment of indebtedness, for working capital, to make vessel acquisitions or for general corporate purposes. We will not receive any of the proceeds from the sale of common shares by the principal shareholders.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	Three months ended March 31, 2014	Year ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges (1)	1.2	2.7	2.5	1.4	—	2.7
Ratio of earnings to combined fixed charges and preferred share dividends (2)	1.2	2.7	2.5	1.4	—	2.7
Dollar amount (in thousands) of deficiency in earnings to fixed charges and earnings to combined fixed charges and preferred share dividends (3)	—	—	—	—	4,444	—

(1)	This data is unaudited for all periods presented. For purposes of calculating the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends:

•	“earnings” consist of pre-tax income from continuing operations prepared under United States generally accepted accounting principles (which includes non-cash unrealized gains and losses on derivative financial instruments including interest rate derivatives) plus fixed charges and net of capitalized interest;

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized); and

•	“combined fixed charges and preferred share dividends” consist of fixed charges and preferred share dividends declared.

The ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus and has been calculated in accordance with SEC rules and regulations. This ratio is different from the ratios that we are required to maintain under our credit facility and may not be a ratio used by investors to evaluate our overall operating performance.

(2)	The dividend paid to holders of Series A preferred shares is presented as part of interest expense. Therefore, our ratio of earnings to combined fixed charges and preferred share dividends is equal to our ratio of earnings to fixed charges for all periods presented.
(3)	For the year ended December 31, 2010 the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends was less than one. This row presents the amount of the deficiency of earnings compared to fixed charges and earnings compared to combined fixed charges and preferred share dividends for this period.

DESCRIPTION OF CAPITAL SHARES

Authorized and Outstanding Shares

Under our articles of incorporation, our authorized shares consist of 250 million shares, par value $0.01 per share, consisting of (1) 214 million Class A common shares, (2) 20 million Class B common shares, (3) 15 million Class C common shares and (4) one million preferred shares.

As of March 31, 2014, 47,541,484 Class A common shares were issued and outstanding.

As of March 31, 2014, 7,405,956 Class B common shares were issued and outstanding.

As of March 31, 2014, no Class C common shares were issued and outstanding (on January 1, 2009, all issued Class C common shares were converted to Class A common shares).

1,000 Series A preferred shares were issued to CMA CGM as part of the consideration paid to it in connection with the Merger. As of March 31, 2014, 937 Series A preferred shares were outstanding.

As of March 31, 2014, no Class A warrants were outstanding. On September 1, 2013, 6,188,088 Class A Warrants which were convertible to Class A common shares at a price of $9.25 expired without being exercised.

As of March 31, 2014, no shares were held in treasury.

Share History

The following is a summary of the history of our share capital for the last four years. As of January 1, 2010, 46,680,194 Class A common shares and 7,405,956 Class B common shares were issued and outstanding.

Class A Common Share Issuances

Equity Incentive Plan. From January 1, 2010, to March 31, 2014, we have issued 861,290 Class A common shares in connection with the vesting of share grants awarded under our 2008 Equity Incentive Plan.

Series A Preferred Shares Redemption

The initial charters for two of our vessels, Ville d’Aquarius and Ville d’Orion expired in September 2012 and were renewed with CMA CGM until May 23, 2013 plus or minus 22 days at charterer’s option. As part of the agreement for replacement time charters for the vessels, we redeemed 63 Series A preferred shares of $48,000 each for $3,024,000 in July 2012.

Warrants

In addition to the expired Class A warrants, there were 39,531,348 Public Warrants previously outstanding which gave the holder the right to purchase one Class A common share at a price of $6.00 per share, which expired on August 24, 2010. There were 5,500,000 Sponsor Warrants previously outstanding which had similar terms to the Public Warrants except that the exercise had to be on a cashless basis, and these warrants also expired on August 24, 2010.

Transfer Agent

The registrar and transfer agent for the common shares is Computershare.

Listing

Our Class A common shares are listed on the NYSE under the symbol “GSL”.

Characteristics of Our Capital Shares, Articles of Incorporation and Bylaws

The following is a description of certain terms of our capital shares, articles of incorporation and bylaws that are in effect. You should read the applicable prospectus supplement relating to an offering of shares of our common shares, or of securities convertible, exchangeable or exercisable for shares of our common shares, for the terms of such offering, including the number of shares of common shares offered, the initial offering price and market prices and dividend information relating to our common shares.

Purpose

Our purpose, as stated in our articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Republic of the Marshall Islands’ Business Corporations Act (the “BCA”). Our bylaws contain certain provisions designed to ensure that we remain a tax resident outside the United Kingdom, including that our board of directors shall at all times include a majority of directors who are neither resident for tax purposes in the United Kingdom nor reside in the United Kingdom, and that meetings or actions of the board of directors shall not in any circumstances take place within the United Kingdom.

Common Shares

The common shares have the voting rights described below under “Voting” and the dividend rights described below under “Dividends”, subject to preferences that may be applicable to any outstanding preferred shares. Holders of our common shares do not have solely by reason thereof conversion or redemption rights or any preemptive rights to subscribe for any of our unissued securities pursuant to the articles of incorporation, other than the conversion of Class B common shares into Class A common shares as described below under “Conversion.” The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which may be issued in the future.

Preferred Shares

Our articles of incorporation authorize our board of directors to determine, with respect to any series of preferred shares, the rights and preferences of that series, including:

•	the designation of the series;

•	the number of preferred shares in the series;

•	the preferences and relative participating option or other special rights, if any, and any qualifications limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series (subject to certain terms with regard to the policy of our board of directors regarding preferred shares).

The outstanding 937 Series A preferred shares have the following terms:

Ranking. The Series A preferred shares rank senior to the common shares and any class of equity securities issued by us which do not by their terms expressly provide that they are senior to or pari passu with the Series A preferred shares, with respect to dividend rights and rights upon our liquidation, dissolution or wind up.

Dividends. Cash dividends on the Series A preferred shares are payable when and as authorized by our board of directors, and will be equal to three-month LIBOR plus a spread of 2% per annum of the original issue price of $48,000 per share, payable quarterly on the last day of each fiscal quarter or at such other times as the board of directors shall determine.

Liquidation Preference. In the event of a liquidation of our assets, the holders of the Series A preferred shares are entitled to receive, prior and in preference to any distribution of the proceeds of the liquidation to holders of common shares (or any junior series of preferred shares) by reason of their ownership thereof, an amount per share equal to the sum of the original issue price of $48,000 per share plus accrued but unpaid dividends on such shares.

Redemption. The Series A preferred shares are mandatorily redeemable in eleven quarterly installments of approximately $4 million commencing on August 31, 2016 with a twelfth and final balancing payment on May 31, 2019.

Non-Voting. Except as required by law, the holders of Series A preferred shares have no voting rights.

Voting

The Class A common shares and the Class B common shares each have one vote and vote together as a single class except that any amendment to the articles of incorporation, including those made pursuant to the terms of any merger, consolidation or similar transaction, that would increase or decrease the aggregate number of authorized common shares of a class, increase or decrease the par value of common shares of a class, or alter or change the powers, preferences or rights of the class of common shares so as to affect them adversely, must be approved by the holders of not less than a majority of the votes entitled to be cast by the holders of such class of common shares then outstanding, voting separately as a class. Our directors are elected by the vote of the majority of the votes cast of the Class A and Class B common shares, voting as a single class with respect to each director. For purposes thereof, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast against that director. A majority of the Class A and Class B common shares in the aggregate shall constitute a quorum.

Dividends

The dividend rights of holders of Class B common shares are subordinated to those of holders of Class A common shares. Dividends, when declared, must be paid as follows:

•	firstly, to all Class A common shares at the applicable rate for the quarter;

•	secondly, to all Class A common shares until they have received payment for all preceding quarters at the rate of $0.23 per share per quarter;

•	thirdly, to all Class B common shares at the applicable rate for the quarter;

•	then, to all Class A and B common shares as if they were a single class.

The Class B common shares remain subordinated until we have paid a dividend at least equal to $0.23 per quarter per share on both the Class A and Class B common shares for the immediately preceding four-quarter period. Due to the requirements described above, Class B common shares cannot receive any dividend until all Class A common shares have received dividends representing $0.23 per share per quarter for all preceding quarters. The last quarter for which a dividend was paid was fourth quarter 2008.

Conversion

Should the notional arrearages of dividends on the Class A common shares be made up and a dividend at the rate of $0.23 per share be paid for four consecutive quarters, the Class B common shares convert to Class A common shares on a one-for-one basis. Also, each Class B common share will convert into a Class A common share on a change of control of the Company.

Directors

The number of persons constituting our board of directors shall not be less than one or more than twelve, as fixed from time to time by the vote of the holders of a majority of the outstanding common shares (subject to any rights of the holders of preferred shares) or by majority vote of the entire board of directors. Our board of directors will be divided into three classes that are as nearly equal in number as possible. The directors of each class are elected for terms of three years.

Shareholder Meetings

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Republic of the Marshall Islands. Special meetings may be called by the Chairman of our board of directors or by resolution of our board of directors. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation and Bylaws

Several provisions included in the articles of incorporation and bylaws may have anti-takeover effects. These provisions were intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of the board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest, and (2) the removal of incumbent officers and directors.

Authorized Preferred and Common Shares

The articles of incorporation authorize the issuance of one million blank check preferred shares with such designation, rights and preferences as may be determined from time to time by the board of directors. The board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control or the removal of its management. Moreover, our authorized but unissued common shares and preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our articles of incorporation provides for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors are elected each year. This classified board of directors provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Removal of Directors; Vacancies

Our articles of incorporation provide that directors may be removed with cause upon the affirmative vote of holders of a majority of the common shares entitled to vote generally in the election of directors. The bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors.

No Cumulative Voting

The BCA provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless the articles of incorporation provides otherwise. Our articles of incorporation prohibits cumulative voting.

Calling of Special Meetings of Shareholders

Our bylaws provide that special meetings of our shareholders may be called only by the Chairman of the board of directors or by resolution of the board of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of the Marshall Islands and “interested shareholders,” the articles of incorporation includes applicable provisions that prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced; or

•	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting shares that are not owned by the interested shareholder.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 15% or more of our outstanding voting shares and any person or entity affiliated with or controlling or controlled by that person or entity.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our common shares are primarily traded on a local or national securities exchange to fix the value of the shares.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in its name to procure a judgment in its favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, provided however, that personal liability may not be limited or eliminated in cases of the breach of a duty of loyalty to the corporation, acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law or for which the director or officer derived an improper personal gain. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law.

Our articles of incorporation provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are expressly authorized to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, an investment in our common shares may be adversely affected to the extent it pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

DESCRIPTION OF PREFERRED SHARES

Our articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares in the series, which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non–cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding–up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

See “Description of Capital Shares” in this prospectus for information about our issued and outstanding Series A Preferred Shares. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The following is a summary of the material provisions of the forms of depositary agreement and depositary receipt we may issue from time to time. This summary is not complete. Accordingly, we strongly encourage you to refer to these documents for a complete understanding of them, copies of which are or will be included or incorporated by reference in the registration statement of which this prospectus is a part. In addition, the terms set forth in this summary may be supplemented or superseded by the description set forth in any applicable prospectus supplement relating to an offer of depositary shares.

General

We may issue depositary shares that represent common shares or preferred shares. The common shares or preferred shares represented by depositary shares will be deposited under a deposit agreement among us, a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 and the holders from time to time of depository receipts. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable common shares or particular series of preferred shares or fraction thereof represented by that depositary share, to all of the rights and preferences of the common shares or preferred shares represented thereby, including any dividend, voting, redemption, conversion and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order or the written order of any holder of deposited common shares or preferred shares, execute and deliver temporary depositary receipts that are substantially identical to, and that entitle the holders to all the rights pertaining to, the definitive depositary receipts. Depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends and other cash distributions received in respect of the deposited common shares or preferred shares to the record holders of depositary shares relating to such common shares or preferred shares, in proportion to the numbers of the depositary shares owned by such holders. The depositary will distribute dividends and other distributions only in an amount that can be distributed without attributing to any holder of depositary receipts a fraction of one cent. Any balance not so distributable will be held by the depositary and will be added to the next sum received by the depositary for distribution. The depositary will not be liable for interest on amounts held for later distribution.

In the event of a non-cash distribution, the depositary will distribute property it receives to the appropriate record holders of depositary shares. If the depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

If preferred shares represented by depositary shares are to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred shares held by the depositary. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable redemption price per share payable in respect of the preferred shares so redeemed. Whenever we redeem preferred shares held by the depositary, the depositary will redeem, as of the same date, the number of depositary shares representing the preferred shares redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro-rata or by any other equitable method as may be determined by the depositary.

Withdrawal of Shares

Any holder of depositary shares may, upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, receive the number of whole shares of the related common shares or preferred shares and any money or other property represented by the depositary receipts. Holders of depositary shares making withdrawals will be entitled to receive whole shares of the related common shares or preferred shares on the basis set forth in the prospectus supplement for such depositary shares, but holders of such whole common shares or preferred shares will not thereafter be entitled to deposit the common shares or preferred shares under the deposit agreement or to receive depositary receipts therefor. If the depositary shares surrendered by the holder in connection with a withdrawal exceed the number of depositary shares that represent the number of whole common shares or preferred shares to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Common Shares or Preferred Shares

Upon receipt of notice of any meeting at which the holders of any deposited common shares or preferred shares are entitled to vote, the depositary will provide the information contained in the notice of meeting to the record holders of the depositary shares relating to such common shares or preferred shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the common shares or preferred shares, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the common shares or preferred shares represented by the holder’s depositary shares.

The depositary will attempt, insofar as practicable, to vote the amount of such common shares or preferred shares represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable actions that may be deemed necessary by the depositary to enable the depositary to do so. The depositary will refrain from voting the common shares or preferred shares to the extent it does not receive specific instructions from the holder of depositary shares representing the common shares or preferred shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares representing the common shares or preferred shares of any series will not be effective unless the amendment has been approved by the holders of at least the amount of the depositary shares then outstanding representing the minimum amount of the common shares or preferred shares of such series necessary to approve any amendment that would materially and adversely affect the rights of the holders of the common shares or preferred shares of such series. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, or any transferee of the holder, will be deemed, by continuing to hold the depositary receipt, or by reason of the acquisition thereof, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. The deposit agreement may be terminated by us or the depositary only after:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the common shares or preferred shares has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Global Ship Lease, Inc.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the common shares or preferred shares and any redemption of such common shares or preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and other charges or expenses as are expressly provided in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF THE WARRANTS

General Description of Warrants

We may issue warrants for the purchase of common shares, preferred shares or debt securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants. The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including, among other things, the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities that maybe purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number or principal amount of securities that may be purchased upon exercise of a warrant and the price at which such securities may be purchased upon exercise;

•	the dates on which the warrants may be exercised;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	anti–dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	terms, procedures, and limitations relating to the exchange and exercise of the warrants; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number or principal amount of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date or on specified dates set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void unless the expiration date is otherwise extended in accordance with the terms of the applicable warrants. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Until you exercise your warrants to purchase securities, you will not have any rights as a holder of such securities, as the case may be, by virtue of your ownership of warrants.

DESCRIPTION OF THE RIGHTS

We may issue rights to purchase common shares, preferred shares, warrants or debt securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the person purchasing or receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

We will enter into a rights agent agreement with a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. A copy of the rights certificates relating to each series of rights will be filed with the SEC. The prospectus supplement relating to a particular offering of rights will describe the terms of the rights, including, among other things, the following:

•	the date of determining the shareholders entitled to the rights distribution;

•	the number of rights issued or to be issued;

•	the exercise price payable for each common share, preferred share, warrant or unit of debt securities upon the exercise of the rights;

•	the number and terms of the common shares, preferred shares, warrants or units of debt securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence and the date on which the rights shall expire;

•	the extent to which the rights may include an over–subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

We may issue debt securities from time to time in one or more series, under an indenture to be dated as of a date on or prior to our initial issuance of the debt securities. The following description of debt securities sets forth certain terms and provisions of the debt securities to which any prospectus supplement may relate. The debt securities of any series may have the benefit of guarantees by one or more of our subsidiaries as set forth in the applicable prospectus supplement. Our senior debt securities would be issued under a senior indenture, and our subordinated debt securities would be issued under a subordinated indenture. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6–K or by a post–effective amendment to the registration statement of which this prospectus is a part.

The indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” The particular terms of any series of debt securities and, if applicable, any guarantees of the debt securities of such series offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of any series of debt securities and, if applicable, any guarantees of the debt securities of such series will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Our statements below relating to the debt securities, the guarantees and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement and an applicable supplemental indenture, the senior debt securities and, if applicable, the guarantees thereof will be our and the guarantors’ direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our and the guarantors’ other unsecured and unsubordinated debt, and the subordinated debt securities and, if applicable, the guarantees thereof will be our and the guarantors’ unsecured obligations, subordinated in right of payment to the prior payment in full of all of our and the guarantors’ senior indebtedness with respect to such series, as described below under “Subordination of the Subordinated Debt Securities and Guarantees” and in the applicable prospectus supplement. The debt securities may be convertible into common shares or other securities if specified in the applicable prospectus supplement.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount or otherwise issued with original issue discount for U.S. federal income tax purposes. This prospectus describes, and the prospectus supplement relating to any original issue discount securities will describe, certain U.S. federal income tax consequences and other special considerations applicable to original issue discount securities. See “Certain U.S. Federal Income Considerations—Tax Consequences of Holding Debt Securities—Original issue discount” below for more information about original issue discount securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations (if any) applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities are payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which the series of debt securities will be issuable;

•	if the amount of principal of or any premium or interest on any series of debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

•	if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any series of debt securities shall be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose;

•	if the principal of or any premium or interest on any series of debt securities is to be payable, at our election or a holder’s election, in one or more currencies or currency units other than that or those in which such securities are stated to be payable, the currency, currencies or currency units in which the principal of or any premium or interest on such securities as to which such election is made shall be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount shall be determined);

•	if other than the entire principal amount thereof, the portion of the principal amount of any series of debt securities which shall be payable upon declaration of acceleration of the maturity;

•	if the principal amount payable at maturity of any series of debt securities will not be determinable as of any one or more dates prior to maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose;

•	any addition to or change in the events of default which applies to any series of debt securities and any change in the right of the trustee or the requisite holders of such securities to declare the principal amount due and payable;

•	any addition to or change in the covenants which apply to the applicable series of debt securities;

•	the applicability of the provisions described under “Defeasance;”

•	if the series of debt securities will be convertible into, or exchangeable for, our common shares or other securities, or subordinated in right of payment to our senior debt;

•	whether the debt securities will be guaranteed by any guarantors and, if so, the names of the guarantors of the debt securities and description of the guarantees;

•	if the debt securities or, if applicable, any guarantees of those debt securities will be secured by any collateral and, if so, a general description of the collateral and of some of the terms of any related security or pledge;

•	if the series of debt securities will be issuable only in the form of a global security, the depository or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities and, if applicable, any guarantees.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. The guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. In the event that a series of guaranteed debt securities is issued, the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on and any other amounts payable with respect to, each debt security of such series and the due and punctual performance of all of our other obligations under the applicable indenture with respect to the debt securities of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees, which may include provisions that allow a guarantor to be released from its obligations under its guarantee under specified circumstances or that provide for one or more guarantees to be secured by specified collateral.

Additional Mechanics

Form, Exchange and Transfer

Unless otherwise provided in a prospectus supplement relating to a series of debt securities, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform these functions ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership.

If we have designated additional registrar(s) or agents, they are named in the prospectus supplement. We may cancel the designation of any particular registrar or agent. We may also approve a change in the office through which any registrar or agent acts.

If the debt securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices, and may cancel or change these offices, including the use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two–year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events

Unless otherwise provided in a prospectus supplement relating to a series of debt securities, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell or convey all or substantially all of our assets to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•	the successor (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of the Republic of the Marshall Islands or any U.S. jurisdiction and assumes our obligations on the debt securities and under the indentures;

•	immediately before and after giving pro forma effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

•	with respect to any guaranteed debt securities, each guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its guarantee shall apply to such person’s obligations under the applicable indenture and the debt securities; and

•	several other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

Modification and Waiver

Unless otherwise provided in a prospectus supplement relating to a series of debt securities, we may modify or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to evidence the succession under the indenture of another person to us, or, if applicable, any guarantor, and to provide for its assumption of our obligations to holders of debt securities;

•	to add to the covenants of the Company or any Guarantor for the benefit of the Holders of all or any series of Securities or to surrender any right or power herein conferred upon the Company or any Guarantor;

•	to add any additional events of default;

•	to provide for the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add to, change or eliminate provisions of the indenture in respect of one or more series of securities, provided such addition, change or elimination shall become effective only when there is no such security outstanding;

•	to add a guarantee for the debt securities;

•	to secure the debt securities;

•	to establish the form or terms of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under the indenture of a successor trustee;

•	to cure any ambiguity, defect or inconsistency; or

•	in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of senior debt.

Unless otherwise provided in a prospectus supplement relating to a series of debt securities, other modifications and amendments of an indenture may be made by us and the applicable trustee with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any debt security;

•	modify the subordination provisions in the case of subordinated debt securities, or modify any conversion provisions, in either case in a manner adverse to the holders of the subordinated debt securities;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify such provisions with respect to modification, amendment or waiver, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security;

•	following the making of an offer to purchase debt securities from any holder that has been made pursuant to a covenant in such indenture, modify such covenant in a manner adverse to such holder; or

•	except as expressly permitted by the indenture, modify or release the guarantees of any subsidiary that, at the date of determination, represents 10% or more of our consolidated total assets at the end of the most recent fiscal quarter for which financial information is available or 10% or more of our consolidated net revenues or consolidated operating income for the most recent four quarters for which financial information is available (a “significant subsidiary”) in any manner adverse to the holders of any debt securities.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series.

Absence of Restrictive Covenants

The indenture does not contain any promises by us on how we will operate our business, and does not restrict our ability to incur debt or grant liens on our assets. If we determine to include such a promise for the benefit of a particular series of debt securities, such promise, or restrictive covenant, will be described in the prospectus supplement relating to that series of debt securities.

Defeasance and Covenant Defeasance

We and, if applicable, any guarantors may be completely released from our payment and other obligations on the debt securities (called “full or legal defeasance”) or we, and if applicable, any guarantors, may be released from the obligations to comply with the restrictive covenants under the indenture (called “covenant defeasance”). The following discussion of defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

In order to elect defeasance or covenant defeasance we must put in place the following arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming, among other things, that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss from U.S. federal income tax purposes.

If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

If we are able to fully defease the debt securities, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment.

Also, we and, if applicable, any guarantors, subject to certain conditions, may be released from our and, if applicable, any guarantors obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute an event of default, called covenant defeasance.

Satisfaction and Discharge

The indenture will cease to be of further effect as to all debt securities of any series when either:

•	we have delivered to the trustee for cancellation all debt securities of that series that have been authenticated (except for lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has already been deposited in trust and subsequently returned to us); or

•	all debt securities of that series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption under arrangements satisfactory to the trustee, and in any case we have deposited with the trustee as trust funds money in an amount sufficient to pay the entire indebtedness of all these debt securities to their stated maturity or redemption date; and we have paid all other sums payable by us under the indenture with respect to that series.

Notwithstanding any satisfaction and discharge or any defeasance with respect to the debt securities of any series, your rights of transfer and exchange, your rights to replace lost, stolen or destroyed debt securities, the rights and obligations of the trustee and your rights as beneficiaries with respect to the trust funds deposited with the trustee would survive.

Default and Related Matters

Events of Default

Unless otherwise provided in a prospectus supplement relating to a series of debt securities, you will have special rights if an event of default occurs and is not cured, as described later in this subsection.

Unless otherwise provided in a prospectus supplement relating to a series of debt securities, the term “event of default” means any of the following:

•	failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•	failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•	failure to deposit any sinking fund payment, if any, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

•	failure to perform or comply with the provisions relating to mergers and similar events;

•	failure to perform any of our other covenants in such indenture (other than a covenant included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture;

•	any debt of ourself or any significant subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such debt unpaid or accelerated exceeds $40.0 million;

•	if applicable, the guarantee of any significant subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any guarantor that is a significant subsidiary, as the case may be, denies that it has any further liability under its guarantee or gives notice to such effect, other than by reason of the termination of the indenture or the release of any such guarantee in accordance with the indenture;

•	any judgment or decree for the payment of money in excess of $40.0 million is entered against us or any significant subsidiary and remains outstanding for a period of 90 consecutive days following entry of such judgment and is not discharged, waived or stayed; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series, plus accrued interest, to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series so long as certain amounts relating to overdue interest and principal otherwise due have been paid or deposited with the trustee and all other events of default have been cured or waived.

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the holders of a majority of the aggregate principal amount of the securities of all series affected (voting as one class) may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee is required, within 90 days of acquiring knowledge of a default with respect to the debt securities of any series, to give you notice of the default, unless the default has been cured or waived before it gives the notice; however, the trustee may withhold notice of any non–payment default if it determines that withholding notice is in the interest of the holders of debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of at least 25% of the outstanding principal amount of all the securities of the relevant series must make a written request that the trustee take action because of an event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above written request and offer of indemnity and no directions inconsistent with the above written request must have been given to the trustee during such period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default and indicating the nature and status of the default.

Subordination of the Subordinated Debt Securities and Guarantees

Subordinated debt securities issued and, if applicable, the guarantees thereof will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all of our and the guarantors’ senior indebtedness, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or the guarantors or to our creditors, as such, or to our or the guarantors’ assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of us or the guarantors, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of our or the guarantors’ assets and liabilities,

then the holders of our or the guarantors’ senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all of our or the guarantors’ senior indebtedness, or provision will be made for the payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of our and the guarantors’ senior indebtedness will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other of our indebtedness being subordinated to the payment of our subordinated debt securities. This payment may be payable or deliverable in respect of our subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of our or the guarantors’ liquidation or insolvency, holders of our or the guarantors’ senior indebtedness and holders of our or the guarantors’ other obligations that are not subordinated to our or the guarantors’ senior indebtedness may recover more ratably than the holders of our or the guarantors’ subordinated debt securities.

Subject to the payment in full of all of our and the guarantors’ senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of cash, property or securities applicable to our senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, our subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to our subordinated debt securities, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any of our senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any of our senior indebtedness has been accelerated because of a default.

The subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations.

The subordinated indenture provides that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by us, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

Concerning the Trustee

We will file with the trustee, and transmit to holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indentures (as to which the trustee is entitled to conclusively rely exclusively on an officers’ certificate from us).

The prospectus supplement relating to any series of debt securities will describe any other relationships we may have with the trustee.

The applicable indenture will contain certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if after an event of default has occurred and is continuing, the trustee acquires any conflicting interest (as described in the indenture) it must eliminate such conflict or resign.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common shares, preferred shares, warrants, rights and debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common shares, preferred shares, warrants, rights and debt securities, or in combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Shares,” “Description of Debt Securities,” “Description of the Rights,” and “Description of the Warrants,” will apply to each unit and to any common shares, preferred shares, warrant, right or debt security included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

SELLING SHAREHOLDERS

This prospectus also relates to the possible sale from time to time by Michael S. Gross and Marathon Founders, LLC, whom we refer to in this prospectus as the “principal shareholders,” of their 10,737,004 shares of our common shares that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The principal shareholders originally acquired the shares of our common shares included in this prospectus (a) in connection with the Merger; (b) in open market purchases between November 16, 2009 and November 30, 2009; and (c) in connection with grants of restricted share units as compensation that vested in six tranches between 2009 and 2014.

Information about the principal shareholders will be set forth in an applicable prospectus supplement. The principal shareholders may from time to time offer and sell such securities pursuant to this prospectus and any applicable prospectus supplement. Certain of the principal shareholders are our affiliates.

An applicable prospectus supplement will set forth the name of each principal shareholder, the nature of any position, office, or other material relationship which any principal shareholder has had within the past three years with Global Ship Lease, Inc. or any of its predecessors or affiliates, the amount of our common shares owned by each principal shareholder prior to the offering, the amount of our common shares which may be offered for each principal shareholder’s account, and the amount and (if one percent or more) the percentage of our common shares to be owned by each principal shareholder after completion of the offering.

We will pay the fees and the expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and fees and expenses of principal shareholders’ counsel. The principal shareholders will pay any underwriting or broker discounts and commissions incurred by the principal shareholders in selling their common shares.

The principal shareholders shall not sell any shares of our common shares pursuant to this prospectus until we have identified such principal shareholder and the shares of our common shares which may be offered for resale by such principal shareholder in a subsequent prospectus supplement. However, the principal shareholders may sell or transfer all or a portion of their shares of our common shares pursuant to any available exemption from the registration requirements of the Securities Act of 1933.

BOOK-ENTRY DEBT SECURITIES

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary which, unless otherwise specified in the applicable prospectus supplement relating to the series, will be DTC. Global debt securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

We anticipate that global debt securities will be deposited with, or on behalf of, DTC and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. All interests in global debt securities deposited with, or on behalf of, DTC will be subject to the operations and procedures of DTC and, in the case of any interests in global debt securities held through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), the operations and procedures of Euroclear or Clearstream, Luxembourg, as the case may be. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements may be described in the applicable prospectus supplement.

DTC has advised the issuers that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time. Redemption notices shall be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of each direct participant in the debt securities under its procedures.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us, as applicable, after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy. Principal and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of DTC’s direct and indirect participants and not of DTC, us, any trustee or any underwriters or agents involved in the offering or sale of any debt securities. Payment of principal, premium, if any, and interest, if any, to DTC is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, beneficial owners of interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither we nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of interests in global debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (if so required by applicable law or regulation) and a successor depositary for the debt securities of such series is not appointed within 90 days of the notification to us, or of our becoming aware of DTC’s ceasing to be so registered, as the case may be,

•	we determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

•	an Event of Default under the applicable indenture has occurred and is continuing with respect to the debt securities of any series,

we will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities of that series. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names and in the authorized denominations that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to global debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg. Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global debt security through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in a global debt security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions on interests in global debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between direct participants in DTC, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the applicable rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in global debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global debt security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global debt security by or through a Euroclear Participant or Clearstream Participant to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Euroclear and Clearstream, Luxembourg are under no obligation to perform or to continue to perform the foregoing procedures and such procedures may be discontinued at any time without notice. Neither we nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

CERTAIN TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax considerations applicable to us and to the acquisition, ownership and disposition of our Class A common shares or our debt securities by U.S. holders (as defined below).

This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”) current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to us or each investor. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this discussion considers only U.S. holders that will own Class A common shares or debt securities as capital assets and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to investors that are subject to special treatment, including:

•	dealers in securities or currencies;

•	insurance companies;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	financial institutions;

•	taxpayers who hold Class A common shares or debt securities as part of a straddle, hedge, conversion transaction or other integrated transaction;

•	certain expatriates or former long-term residents of the United States; and

•	U.S. holders whose functional currency is not the U.S. dollar.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or our shareholders or holders of our debt securities. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

The following does not address any aspect of U.S. federal gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this summary does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Global Ship Lease’s Class A common shares or debt securities through such entities. Prospective investors may want to consult their tax advisors regarding the specific tax consequences to them of the acquisition, holding or disposition of Class A common shares or debt securities, in light of their particular circumstances.

This summary does not consider the U.S. federal income tax considerations applicable to holders of our preferred shares, depositary shares, warrants, rights, contracts to purchase shares, or units, and we will set forth certain U.S. federal income tax considerations relating to such securities in the applicable prospectus supplement. This summary assumes that our debt securities will be classified for U.S. federal income tax purposes as our indebtedness. U.S. holders should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. In addition, this discussion assumes that the debt securities are not issued at a premium or in bearer form for U.S. federal income tax purposes and are not subject to special rules relating to contingent payment debt instruments or provide for payment in any currency other than the U.S.

dollar. If any debt securities are issued at a premium or in bearer form, or are subject to special rules relating to contingent payment debt instruments or provide for payment in any currency other than the U.S. dollar, we will describe the certain U.S. federal income tax consequences related to the purchase, ownership, and disposition of such debt securities in the applicable prospectus supplement.

Taxation of Global Ship Lease

Taxation of operating income

Unless exempt from U.S. federal income taxation under the rules described below in “The Section 883 exemption,” a foreign corporation that earns only transportation income is generally subject to U.S. federal income taxation under one of two alternative tax regimes: (1) the 4% gross basis tax or (2) the net basis tax and branch profits tax.

The 4% gross basis tax

For foreign corporations not engaged in a United States trade or business, the United States imposes a 4% U.S. federal income tax (without allowance of any deductions) on the corporation’s United States source gross transportation income. For this purpose, transportation income includes income from the use, hiring or leasing of a vessel, or the performance of services directly related to the use of a vessel (and thus includes time charter and bareboat charter income). The United States source portion of transportation income includes 50% of the income attributable to voyages that begin or end (but not both) in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as United States source, and consequently none of the transportation income attributable to such voyages is subject to this 4% tax. Although the entire amount of transportation income from voyages that begin and end in the United States would be United States source, we do not expect to have any transportation income from voyages that begin and end in the United States.

The net basis tax and branch profits tax

We do not expect to engage in any activities in the United States or otherwise have a fixed place of business in the United States. Nonetheless, if this situation were to change or we were to be treated as engaged in a United States trade or business, all or a portion of our taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of this United States trade or business, or effectively connected income. Any effectively connected income would be subject to U.S. federal corporate income tax (with the highest statutory rate currently being 35%). In addition, an additional 30% branch profits tax would be imposed on us at such time as our after-tax effectively connected income is viewed as having been repatriated to our offshore office. The 4% gross basis tax described above is inapplicable to income that is treated as effectively connected income.

The Section 883 exemption

Both the 4% gross basis tax and the net basis and branch profits taxes described above are inapplicable to U.S. source transportation income that qualifies for exemption under Section 883 of the Code. To qualify for the Section 883 exemption a foreign corporation must, among other things:

•	be organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States, which we call an Equivalent Exemption;

•	satisfy one of the following three ownership tests (discussed in more detail below): (1) the more than 50% ownership test, or 50% Ownership Test, (2) the controlled foreign corporation test, or CFC Test or (3) the “Publicly Traded Test”; and

•	meet certain substantiation, reporting and other requirements (which include the filing of United States income tax returns).

We are organized under the laws of the Republic of the Marshall Islands. Each of the vessels in the fleet is owned by a separate wholly owned subsidiary organized either in the Republic of the Marshall Islands or the Republic of Cyprus. The United States Treasury Department recognizes both the Republic of the Marshall Islands and the Republic of Cyprus as jurisdictions that grant an Equivalent Exemption; therefore, we should meet the first requirement for the Section 883 exemption. Additionally, we intend to comply with the substantiation, reporting and other requirements that are applicable under Section 883 of the Code. As a result, qualification for the Section 883 exemption will turn primarily on our ability to satisfy the second requirement enumerated above.

(1) The 50% Ownership Test

In order to satisfy the 50% Ownership Test, a non-United States corporation must be able to substantiate that more than 50% of the value of its shares is owned, directly or indirectly, by “qualified shareholders.” For this purpose, qualified shareholders are: (1) individuals who are residents (as defined in the regulations promulgated under Section 883 of the Code, or Section 883 Regulations) of countries, other than the United States, that grant an Equivalent Exemption, (2) non-United States corporations that meet the Publicly Traded Test of the Section 883 Regulations and are organized in countries that grant an Equivalent Exemption, or (3) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. A corporation claiming the Section 883 exemption based on the 50% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50% Ownership Test has been satisfied (as detailed in the Section 883 Regulations). We believe that we satisfied the 50% Ownership Test up to and including 2008 due to being a wholly owned subsidiary of CMA CGM until the merger on August 14, 2008 but believe that we may not currently be able to satisfy the 50% Ownership Test due to our lack of knowledge of the direct and indirect owners of entities which own our Class A common shares.

(2) The CFC Test

The CFC Test requires that the non-United States corporation be treated as a controlled foreign corporation, or CFC, for U.S. federal income tax purposes. As discussed below at “Tax Consequences of Holding Class A Common Shares—United States shareholders—Possible treatment as a controlled foreign corporation,” we cannot predict at this time whether we will be a CFC.

(3) The Publicly Traded Test

The Publicly Traded Test requires that one or more classes of equity representing more than 50% of the voting power and value in a non-United States corporation be “primarily and regularly traded” on an established securities market either in the United States or in a foreign country that grants an Equivalent Exemption.

The Section 883 Regulations provide, in pertinent part, that shares of a non-United States corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of shares of each class of shares that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our Class A common shares are listed on the NYSE and are not listed on any other securities exchange. Therefore, our Class A common shares should be treated as primarily traded on an established securities market in the United States. Moreover, the Class A common shares represent more than 50% of both the voting power and value of all classes of our shares.

The Section 883 Regulations also generally provide that shares will be considered to be “regularly traded” on an established securities market if one or more classes of shares in the corporation representing in the aggregate more than 50% of the total combined voting power and value of all classes of shares of the corporation are listed on an established securities market during the taxable year. However, even if a class of shares is so listed, it is not treated as regularly traded under the Section 883 Regulations unless (1) trades are made in the common shares on the established securities market, other than in minimal quantities, on at least 60 days during the taxable year (or 1/6 of the days in a short taxable year); and (2) the aggregate number of common shares traded on the established securities market during the taxable year is at least 10% of the average number of outstanding common shares during that year (as appropriately adjusted in the case of a short taxable year). Even if these trading frequency and trading volume tests are not satisfied with respect to the Class A common shares, however, the Section 883 Regulations provide that such tests will be deemed satisfied if the Class A common shares are regularly quoted by dealers making a market in such Class A common shares. While we anticipate that these trading frequency and trading volume tests will be satisfied each year, satisfaction of these requirements is outside of our control and, hence, no assurances can be provided that we will satisfy the Publicly Traded Test each year.

In addition, even if the “primarily and regularly traded” tests described above are satisfied, a class of shares will not be treated as primarily and regularly traded on an established securities market if, during more than half the number of days during the taxable year, one or more shareholders holding, directly or indirectly, at least 5% of the vote and value of that class of shares, or 5% Shareholders, own, in the aggregate, 50% or more of the vote and value of that class of shares. This is referred to as the 5% Override Rule. In performing the analysis, we are entitled to rely on current Schedule 13D and 13G filings with the SEC to identify our 5% Shareholders, without having to make any independent investigation to determine the identity of the 5% Shareholder. In the event the 5% Override Rule is triggered, the Section 883 Regulations provide that the 5% Override Rule will nevertheless not apply if the company can establish that among the closely-held group of 5% Shareholders, sufficient shares are owned by 5% Shareholders that are considered to be “qualified shareholders”, as defined above, to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of the total value of the relevant class of shares held by 5% Shareholders for more than half the number of days during the taxable year.

Based on information that we have as to our shareholders and other matters, we believed that we qualified for the Section 883 exemption for 2013 under the Publicly Traded Test, and expect to so qualify for 2014. However, it is possible that our ownership may change such that qualified shareholders will not own, in the aggregate, a sufficient amount of our shares for more than half the days during the taxable year to preclude the non-qualifying 5% shareholders from owning 50% or more of the total value of our shares held by the 5% Shareholders group, causing the 5% Override Rule to apply. If the 5% Override Rule applies, we would fail the Publicly Traded Test, and may fail to qualify for the Section 883 exemption.

Such an ownership change, and certain other requirements for our shares to be treated as primarily and regularly traded on an established securities market, are outside of our control and, as a result, no assurances can be provided that we will satisfy the Publicly Traded Test for any year. Moreover, since the availability of the Section 883 exemption depends on other matters over which we have no control, we can give no assurances that we will, or will continue to, qualify for the Section 883 exemption.

If we were not to qualify for the Section 883 exemption in any year, the United States income taxes that become payable could have a negative effect on our business, and could result in decreased earnings available for distribution to our shareholders. However, under the charter agreements, CMA CGM has agreed to provide reimbursement for any such taxes.

United States taxation of gain on sale of vessels

If we qualify for the Section 883 exemption, then gain from the sale of any vessel may be exempt from tax under Section 883. Even if such gain is not exempt from tax under Section 883, we will not be subject to U.S. federal income taxation with respect to such gain, assuming that we are not, and has never been, engaged in a U.S. trade or business. Under certain circumstances, if we are so engaged, gain on sale of vessels could be subject to U.S. federal income tax.

Possibility of taxation as a U.S. corporation

Section 7874 of the Code provides that a foreign corporation which acquires substantially all the properties of a U.S. corporation is generally treated as though it were a U.S. corporation for U.S. federal income tax purposes if, after the acquisition, at least 80% (by vote or value) of the shares of the foreign corporation is owned by former shareholders of the U.S. corporation by reason of owning shares in the U.S. corporation. Although we believe that this rule should not apply to us in the context of the Merger, there is no definitive legal authority applying the principles of Section 7874 of the Code and, therefore, there can be no assurance that the IRS would not seek to challenge such a position, or that such a challenge would not be successful.

If we were to be treated as a U.S. corporation, our net income would be subject to U.S. federal corporate income tax with the highest statutory rate currently being 35%. The imposition of this tax would likely have a negative effect on our business, financial condition and results of operations.

U.S. Holders

For purposes of this discussion, a U.S. holder is a beneficial owner of our Class A common shares or debt securities that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

Tax Consequences of Holding Class A Common Shares

The following summary describes certain U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of our Class A common shares by U.S. holders.

Taxation of dividends paid on Class A common shares

When we make a distribution with respect to our Class A common shares, subject to the discussions of the passive foreign investment company (“PFIC”) and controlled foreign corporation (“CFC”) rules below, a U.S. holder will be required to include in gross income as foreign source dividend income the amount of the distribution to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes on the day such distribution is actually or constructively received by the U.S. holder. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. holder’s tax basis in the Class A common shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of the Class A common shares.

Subject to the discussions of the PFIC and CFC rules below, in the case of a U.S. holder that is a corporation, dividends that we pay will generally be taxable at regular corporate rates and generally will not qualify for a dividends-received deduction available for dividends received from United States corporations. In the case of certain non-corporate U.S. holders, dividends that we pay generally will be treated as “qualified dividend income” subject to tax at preferential rates, provided that the U.S. holder meets certain holding period and other requirements and we are not a PFIC in the taxable year in which the dividends are paid or in the immediately preceding taxable year.

Taxation of the disposition of Class A common shares

Subject to the discussions of the PFIC and CFC rules below, upon the sale, exchange or other disposition of Class A common shares, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and such U.S. holder’s tax basis in our Class A common shares.

Subject to the discussions of the PFIC and CFC rules below, capital gain from the sale, exchange or other disposition of Class A common shares held more than one year is long-term capital gain, and is eligible for a reduced rate of taxation for individuals. Gain recognized by a U.S. holder on a sale, exchange or other disposition of Class A common shares generally will be treated as U.S. source income. A loss recognized by a U.S. holder on the sale, exchange or other disposition of Class A common shares generally will be allocated to U.S. source income. The deductibility of a capital loss recognized on the sale, exchange or other disposition of Class A common shares may be subject to limitations, and U.S. holders may want to consult their own tax advisors regarding their ability to deduct any such capital loss in light of their particular circumstances.

Consequences of possible passive foreign investment company classification

A non-United States entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75% or more of its gross income is “passive” income or (2) 50% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. The determination of whether a corporation is a PFIC is made annually. If a corporation is a PFIC in any taxable year that a person holds shares in the corporation (and was not a qualified electing fund with respect to such year, as discussed below), the shares held by such person will be treated as shares in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election).

Based on the projected composition of our income and valuation of our assets, we do not expect that we will constitute a PFIC with respect to the current or any future taxable year, although there can be no assurance in this regard. Our expectation is based principally on the position that, for purposes of determining whether we are a PFIC, the majority, if not all, of the gross income we derive from our chartering activities should constitute services income rather than rental income. Correspondingly, we believe such income should not constitute passive income, and the assets owned and operated by us in connection with the production of such income (in particular, the vessels) should not constitute passive assets under the PFIC rules.

We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. There is, however, no direct legal authority under the PFIC rules addressing our current and projected future operations. Accordingly, no assurance can be given that the IRS will not assert that we are a PFIC with respect to any taxable year, nor that a court would not uphold any such assertion. Moreover, no assurance can be given that we will be able to avoid PFIC classification for any future taxable year if we decide to change the nature and/or extent of our operations.

Further, in a case not concerning PFICs, Tidewater Inc. v. U.S., 2009-1 USTC ¶ 50,337, the Fifth Circuit held that a vessel time charter at issue generated rental, rather than services, income. However, the court’s ruling was contrary to the position of the IRS that the time charter income should be treated as services income, and the terms of the time charter in that case differ in material respects from the terms of our time charters. Subsequently, the IRS has stated that it disagrees with and will not acquiesce to the rental versus services distinction in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, no assurance can be given that the IRS or a court of law would accept our position, and there is a risk that the IRS or a court of law could determine that the company is a PFIC.

If we were to be classified as a PFIC in any year, each U.S. holder of our Class A common shares will be subject (in that year and all subsequent years) to special rules with respect to: (1) any “excess distribution” (generally defined as any distribution received by a U.S. holder in a taxable year that is greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Class A common shares), and (2) any gain realized upon the sale or other disposition of the Class A common shares. Under these rules:

•	the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for our Class A common shares;

•	the amount allocated to the current taxable year and any year prior to the first year in which we were a PFIC will be taxed as ordinary income in the current year; and

•	the amount allocated to each of the other taxable years in the U.S. holder’s holding period for our Class A common shares will be subject to U.S. federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

In addition, each U.S. holder of our Class A common shares will be required to file an IRS Form 8621 if such U.S. holder holds its shares in any year in which we were classified as a PFIC.

In order to avoid the application of the PFIC rules, U.S. holder of our Class A common shares may make a qualified electing fund, or a QEF, election provided in Section 1295 of the Code. In lieu of the PFIC rules discussed above, a U.S. holder that makes a valid QEF election will, in very general terms, be required to include its pro rata share of our ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if the amount of that income is not the same as the distributions paid on the Class A common shares during the year. If we later distribute the income or gain on which the U.S. holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the U.S. holder. A U.S. holder’s tax basis in any Class A common shares as to which a QEF election has been validly made will be increased by the amount included in such U.S. holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the U.S. holder. On the disposition of a common share, a U.S. holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the common share. In general, a QEF election should be made on or before the due date for filing a U.S. holder’s federal income tax return for the first taxable year for which we are a PFIC or, if later, the first taxable year for which the U.S. holder held common shares. In this regard, a QEF election is effective only if certain required information is made available by the PFIC. Subsequent to the date that we first determine that we are a PFIC, we will use commercially reasonable efforts to provide any U.S. holder of Class A common shares, upon request, with the information necessary for such U.S. holder to make the QEF election. If we do not believe that we are a PFIC for a particular year but it is ultimately determined that we were a PFIC, it may not be possible for a holder to make a QEF election for such year.

In addition to the QEF election, Section 1296 of the Code permits United States persons to make a “mark-to-market” election with respect to marketable shares in a PFIC. If a U.S. holder of our Class A common shares makes a mark-to-market election, such U.S. holder generally would, in each taxable year: (1) include as ordinary income the excess, if any, of the fair market value of the Class A common shares at the end of the taxable year over such U.S. holder’s adjusted tax basis in the Class A common shares, and (2) be permitted an ordinary loss in respect of the excess, if any, of such U.S. holder’s adjusted tax basis in the Class A common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the U.S. holder’s basis in the Class A common shares being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). If a U.S. holder makes an effective mark-to-market election, any gain such U.S. holder recognizes upon the sale or other disposition of our Class A common shares will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The consequences of this election are generally less favorable than those of a QEF election for U.S. holders that are sensitive to the distinction between ordinary income and capital gain, although this is not necessarily the case. U.S. holders may want to consult their tax advisors as to the consequences to them of making a mark-to-market or QEF election, as well as other U.S. federal income tax consequences of holding shares in a PFIC in light of their particular circumstances.

As previously indicated, if we were to be classified as a PFIC for a taxable year in which we pay a dividend or the immediately preceding taxable year, dividends paid by us would not constitute “qualified dividend income” and, hence, would not be eligible for the preferential rates of U.S. federal income tax.

Possible treatment as a controlled foreign corporation

If more than 50% of the voting power or value of our shares is owned by U.S. persons (within the meaning of the Code) who each own (directly or through application of certain rules of attribution) 10% or more of the voting power of the shares (“U.S. 10% Holders”), we will be a CFC. If we were so treated, there will be additional tax consequences to U.S. 10% Holders. In particular, in each year we are a CFC, such U.S. 10% Holders who directly or indirectly own our shares on the last day of the year will be required to include in ordinary income their pro rata share of our “Subpart F income,” even if no distributions are made, for each such year. Such inclusions will not be eligible for the preferential rates of tax on qualified dividends received by non-corporate taxpayers. In general, Subpart F income will include dividends, interest, royalties and other passive income of ours, but will not include active business income. We believe, and intend to take the position, that the charters we have entered into should not generate passive income, and thus the income generated by our charters should not be treated as Subpart F income to our U.S. 10% Holders, although no assurance can be provided that the IRS will not successfully challenge such position.

Additionally, if we are treated as a CFC, gains realized by a U.S. 10% Holder on the sale or other disposition of Class A common shares may be treated as dividend income to the extent of our certain accumulated earnings and profits. Moreover, for taxable years of a U.S. 10% Holder in which we are a CFC, and our taxable years that end with or within such taxable years of such U.S. 10% Holders, we generally will not be treated as a PFIC with respect to Class A common shares held by such U.S. 10% Holder (but may be treated as a PFIC with respect to other U.S. holders).

We believe that we are not a CFC but cannot predict whether we will become a CFC, and satisfaction of the CFC definitional test is outside of our control. U.S. holders may want to consult their own tax advisors concerning the application of the controlled foreign corporation rules to them in light of their particular circumstances.

Tax Consequences of Holding Debt Securities

The following summary describes certain U.S. federal income tax considerations applicable the acquisition, ownership and disposition of our debt securities by U.S. holders that purchase debt securities pursuant to the applicable offering at their “issue price”.

Taxation on interest payments on debt securities

Except for as set forth below, interest paid to a U.S. holder on a debt security will be includible in such holder’s gross income as ordinary interest income in accordance with the holder’s regular method of tax accounting. In addition, interest on the debt securities will be treated as foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the debt securities generally will constitute passive category income.

Original issue discount

U.S holders who own debt securities issued with original issue discount (“OID” and such debt securities, “original issue discount securities”) will be subject to special tax accounting rules, as described in greater detail below. In that case, U.S. holders generally must include OID in gross income in advance of the receipt of cash attributable to that income, and generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. Notice will be given in the applicable pricing supplement if a particular debt security will be an original issue discount security.

A debt security with an “issue price” that is less than its stated redemption price at maturity (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

Notice will be given in the applicable pricing supplement if a particular debt security will bear interest that is not qualified stated interest.

U.S. holders who own debt securities with de minimis OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at a U.S. holder’s option. Original issue discount securities containing those features may be subject to rules that differ from the general rules discussed herein. U.S. holders considering the purchase of original issue discount securities with those features should carefully examine the applicable pricing supplement and should consult with their own tax advisors with respect to those features since the tax consequences to such U.S. holders with respect to OID will depend, in part, on the particular terms and features of the debt securities.

U.S. holders who own original issue discount securities with a maturity upon issuance of more than one year generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs.

U.S. holders who are the initial purchasers of an original issue discount security must include in income OID in the amount of the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which such U.S. holders held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an original issue discount security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•	the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is generally equal to its issue price increased by the accrued OID for each prior accrual period, and reduced by any payments previously made on the debt security other than a payment of qualified stated interest. Under these rules, U.S. holders will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held by persons of record other than certain exempt holders.

The discussion above generally does not address debt securities providing for contingent payments. U.S. holders should carefully examine the applicable pricing supplement regarding the United States federal income tax consequences of the holding and disposition of any debt securities providing for contingent payments.

U.S. holders may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest generally includes stated interest, acquisition discount, OID, de minimis OID. U.S. Holders should consult with their own tax advisors about this election.

Taxation on sale, exchange, redemption or other disposition of debt securities

Upon the sale, exchange, redemption or other disposition of a debt security, a U.S. holder will recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than accrued but unpaid qualified stated interest, which will be taxable as interest to the extent not previously included in income) and the holder’s adjusted tax basis in such debt security. A U.S. holder’s adjusted tax basis in a debt security generally will equal the cost of such debt security, increased by any OID previously included in income, and reduced by any cash payments on the debt security other than qualified stated interest. Capital gain from the sale, exchange, redemption or other disposition of a debt security held more than one year is long-term capital gain, and is eligible for a reduced rate of taxation for individuals. Gain recognized by a U.S. holder on a sale, exchange, redemption or other disposition of a debt security generally will be treated as U.S. source income. A loss recognized by a U.S. holder on the sale, exchange, redemption or other disposition of a debt security generally will be allocated to U.S. source income. The deductibility of a capital loss recognized on the sale, exchange, redemption or other disposition of a debt security may be subject to limitations, and U.S. holders may want to consult their own tax advisors regarding their ability to deduct any such capital loss in light of their particular circumstances.

Information Reporting and Back-up Withholding

United States shareholders generally are subject to information reporting requirements with respect to dividends paid on Class A common shares and interest paid on our debt securities, and on the proceeds from the sale, exchange, redemption or disposition of Class A common shares or our debt securities. In addition, a U.S. holder may be subject to back-up withholding on dividends paid on Class A common shares or interest paid on our debt securities, and on the proceeds from the sale, exchange, redemption or other disposition of Class A common shares or our debt securities, unless the holder provides certain identifying information, such as a duly executed IRS Form W-9, or otherwise establishes an exemption. Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Republic of the Marshall Islands Taxation

Because we do not (and do not expect in the future that we will) conduct business or operations in the Republic of The Marshall Islands, we are not subject to income, capital gains, profits or other taxation under the current laws of the Republic of the Marshall Islands.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of all of the securities that may be offered, other than underwriting discounts and commissions, as follows:

SEC Registration Fee		$69,655*
Printing and Engraving Expenses		**
Legal Fees and Expenses		**
Accountants’ Fees and Expenses		**
NYSE Listing Fee		**
FINRA Filing Fee		**
Blue Sky Fees and Expenses		**
Transfer Agent’s Fees and Expenses		**
Miscellaneous Costs		**

Total	$	**

*	Global Ship Lease, Inc. has previously paid $69,946 with respect to $500,000,000 aggregate initial offering price of securities previously registered and remaining unissued under the Registration Statement on Form F-3 (333-196338), filed by Global Ship Lease, Inc. on May 28, 2014. Pursuant to Rule 457(p), such unutilized filing fees are being applied to the filing fee payable pursuant to this Registration Statement.
**	To be provided by a prospectus supplement or as an exhibit to Report on Form 6–K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the common and preference shares will be passed upon for us by Seward & Kissel LLP. The validity of the warrants, rights, debt securities, guarantees of debt securities and units will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP may rely on the opinions of Seward & Kissel LLP for all matters of the law of the Republic of the Marshall Islands. The validity of guarantees issued by English registrants will be passed upon for us by Norton Rose Fulbright LLP, English counsel to us. The validity of guarantees issued by the Republic of Cyprus registrants will be passed upon for us by Montanios & Montanios, Republic of Cyprus counsel to us.

PLAN OF DISTRIBUTION

We and/or the principal shareholders may sell securities described in this prospectus and any accompanying prospectus supplement through one or more underwriters for public offering and sale, and we and/or the principal shareholders also may sell securities to investors directly, through the exercise of warrants or rights, or through one or more broker–dealers or agents.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us and/or the principal shareholders from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

We and/or the principal shareholders will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We and/or the principal shareholders may change the price of the securities offered from time to time.

The principal shareholders may offer their securities in one or more offerings pursuant to one or more prospectus supplements, and each such prospectus supplement will set forth the terms of the relevant offering as described in this section. The principal shareholders also may sell or transfer all or a portion of their shares of our common shares pursuant to any available exemption from the registration requirements of the Securities Act of 1933.

Certain of the principal shareholders have informed us that they may in the future adopt written plans, known as Rule 10b5-1 plans, pursuant to which they will contract with a broker to sell common shares on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the principal shareholder when entering into the plan, without further direction from them. Other than the Rule 10b5¬1 plans, none of the principal shareholders have advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities offered hereby, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the principal shareholders.

If we and/or the principal shareholders use underwriters or dealers in the sale, they will acquire the securities for their own account and they may resell these securities from time to time in one or more transactions (which may involve crosses and block transactions), including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a prospectus supplement so indicates, the underwriters may, pursuant to Regulation M under the Securities Exchange Act of 1934, engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the securities at a level above that which might otherwise prevail in the open market.

We and/or the principal shareholders may sell the securities directly or through agents designated by us and/or the principal shareholders from time to time, including in connection with a distribution to our security holders of rights to purchase such securities. We and/or the principal shareholders will name any agent involved in the offering and sale of the securities for which this prospectus is delivered, and disclose any commissions payable by us and/or the principal shareholders to the agent or the method by which the commissions can be determined, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the principal shareholders may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act of 1933.

Certain of the underwriters, dealers and agents and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates and/or the principal shareholders in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

We may offer our units into an existing trading market on terms described in the prospectus supplement relating thereto. Underwriters and dealers who may participate in any at–the–market offerings will be described in the prospectus supplement relating thereto.

We and/or the principal shareholders may offer securities solicited directly by us and/or the principal shareholders and sell directly to institutional investors or offers, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

Because FINRA views our common units as a direct participation program, any offering of common units under the registration statement, of which this prospectus forms a part, will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers Audit is a member of the French professional certified public accountant organization called Ordre des Experts Comptables & Compagnie Nationale des Commissaires aux Comptes.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F–3 that we filed with the Securities and Exchange Commission, or SEC or Commission, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell up to $500,000,000 of the securities described in this prospectus in one or more offerings and the principal shareholders may sell up to 10,737,004 shares of our common shares. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including, in the case of warrants, rights and debt securities, the specific terms of the securities.

That prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC–0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below:

•	Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 20-F for the year ended December 31, 2013 (File No. 001-34153), filed with the Commission on April 22, 2014;

•	Reports of Foreign Private Issuer on Form 6-K, filed on May 1, 2014 and May 16, 2014; and

•	Registration Statement on Form 8-A for registration of Class A Common Shares, par value $0.01 per share, Warrants, each exercisable for one Common Share and Units, each consisting of one Common Share and one Warrant pursuant to Section 12(b) of the Exchange Act, filed on August 12, 2008.

We are also incorporating by reference all subsequent Annual Reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 20–F that we file with the Commission and certain Reports of Foreign Private Issuer on Form 6–K that we file with the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post–effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

c/o Global Ship Lease Services Limited

Portland House

Stag Place

London SW1E 5RS

United Kingdom

+44 (0) 20 7869 8006

ENFORCEMENT OF CIVIL LIABILITIES

We are a Republic of the Marshall Islands company and the guarantor registrants are entities organized in the United Kingdom, the Republic of Cyprus and the Republic of the Marshall Islands. Our and the guarantor registrants’ executive offices are located outside of the United States in the United Kingdom. A majority of our and the guarantor registrants’ directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our and the guarantor registrants’ assets and the assets of our and the guarantor registrants’ directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, (1) there is substantial doubt that the courts of the Republic of the Marshall Islands, the Republic of Cyprus or the United Kingdom would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws, and (2) there is doubt that the courts of the Republic of the Marshall Islands, the Republic of Cyprus or the United Kingdom would recognize or enforce against us or the guarantor registrants or any of our or the guarantor registrants’ officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

FORWARD–LOOKING STATEMENTS

Our disclosure and analysis in the prospectus concerning our operations, cash flows, and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward–looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “continue,” “ongoing,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “will,” “may,” “potential,” “should,” and similar expressions are forward–looking statements. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors.” These forward–looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward–looking statements. Forward–looking statements appear in a number of places in this prospectus. These risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	expectations regarding the future growth of the container shipping industry, including the rates of annual demand and supply growth;

•	the overall health and condition of the U.S. and global financial markets;

•	the financial condition of CMA CGM, our charterer and sole source of operating revenue, and its ability to pay charterhire in accordance with the charters;

•	Global Ship Lease’s financial condition and liquidity, including its ability to obtain additional waivers which might be necessary under the existing credit facility or obtain additional financing to fund capital expenditures, vessel acquisitions, and other general corporate purposes;

•	Global Ship Lease’s ability to meet its financial covenants and repay its credit facility;

•	Global Ship Lease’s expectations relating to dividend payments and forecasts of its ability to make such payments including the availability of cash and the impact of constraints under its credit facility;

•	future acquisitions, business strategy and expected capital spending;

•	operating expenses, availability of key employees and crew, number of off-hire days, drydocking and survey requirements, general and administrative costs and insurance costs;

•	general market conditions and shipping industry trends, including charter rates and factors affecting supply and demand;

•	assumptions regarding interest rates and inflation;

•	changes in the rate of growth of global and various regional economies;

•	risks incidental to vessel operation, including piracy, discharge of pollutants and vessel accidents and damage including total or constructive total loss;

•	estimated future capital expenditures needed to preserve its capital base;

•	Global Ship Lease’s expectations about the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of its ships;

•	Global Ship Lease’s continued ability to enter into or renew long-term, fixed-rate charters; including the re-chartering of vessels on the expiry of existing charters, or to secure profitable employment for our vessels in the spot market;

•	the continued performance of existing long-term, fixed-rate time charters;

•	Global Ship Lease’s ability to capitalize on its management team’s and board of directors’ relationships and reputations in the containership industry to its advantage;

•	changes in governmental and classification societies’ rules and regulations or actions taken by regulatory authorities;

•	expectations about the availability of insurance on commercially reasonable terms;

•	unanticipated changes in laws and regulations including taxation;

•	potential liability from future litigation; and

•	other factors discussed in “Risk Factors.”

We expressly disclaim any obligation to update or revise any of these forward–looking statements, whether because of future events, new information, a change in our views or expectations, or otherwise. We make no prediction or statement about the performance of our securities.

                                  Depositary Shares

Global Ship Lease, Inc.

Each representing 1/100th of One Share of

    % Series B Cumulative Redeemable Perpetual Preferred Shares

PROSPECTUS SUPPLEMENT

                    , 2014

Morgan Stanley

Ladenburg Thalmann

National Securities Corporation